Exhibit 10
                                                                 ----------

                         ASSET EXCHANGE AGREEMENT
                         ------------------------

     THIS ASSET EXCHANGE AGREEMENT (this "Agreement") is made as of June 2, 1997 between Meredith Corporation, an Iowa corporation ("Meredith") and Post-Newsweek Stations, Connecticut, Inc., a Delaware corporation ("Post-Newsweek").


                                Recitals
                                --------

     A. Post-Newsweek owns and operates television station WFSB (TV), Hartford, Connecticut ("WFSB") pursuant to licenses issued by the Federal Communications Commission (the "FCC").

     B. Meredith has entered into an Asset Purchase Agreement (as amended from time to time, the "First Media Agreement") dated January 23, 1997 with First Media Television, L.P. ("First Media") providing, among other things, for the acquisition by Meredith of television station WCPX (TV), Orlando, Florida ("WCPX").

     C. Meredith and Post-Newsweek desire to exchange certain assets of WCPX for certain assets of WFSB on the terms and subject to the conditions set forth herein.

     D. Meredith and Post-Newsweek intend that the transaction contemplated by this Agreement be a like-kind exchange in accordance with the provisions of
Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code").


                                Agreement
                                ---------

     NOW, THEREFORE, taking the foregoing recitals into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:


                                ARTICLE 1
                               DEFINITIONS
                               -----------

     1.1 Definitions. The capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth in Appendix A annexed hereto, unless the context hereof shall otherwise require.

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

     1.2 Rules of Construction. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Schedule or
Exhibit is a reference to a Section of this Agreement or a Schedule or Exhibit hereto, and the terms "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.


                                ARTICLE 2
                            EXCHANGE OF ASSETS
                            ------------------

     2.1 WCPX Assets. Subject to the terms and conditions set forth in this Agreement, Meredith hereby agrees to transfer, convey, assign and deliver to Post-Newsweek on the Closing Date, and Post-Newsweek agrees to acquire, all of Meredith's right, title and interest in the tangible and intangible assets used or useful in connection with the conduct of the business or operations of WCPX, including those to be acquired from First Media under the First Media Agreement, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding assets disposed of between the date of this Agreement and the Closing Date in accordance with the provisions of this Agreement or the First Media Agreement and the assets described in
Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for Permitted Liens), including the following:

          (a)  the WCPX Tangible Personal Property;

          (b)  the WCPX Real Property;

          (c) the WCPX Licenses, including those to be acquired from First Media under the First Media Agreement (other than the WCPX FCC Licenses) and the rights or interests of Meredith in the WCPX FCC Licenses, including those to be acquired from First Media under the First Media Agreement;

          (d)  the WCPX Assumed Contracts;

          (e)  the WCPX Intangibles;

          (f) all of Meredith's proprietary information, technical information and data, maps, computer discs and tapes, FCC logs, plans, diagrams, blueprints and schematics, including filings with the FCC, relating to the business and operation of WCPX, including those to be acquired from First Media under the First Media Agreement;
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


          (g) all books and records of Meredith relating solely to the business or operations of WCPX, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by WCPX, including those to be acquired from First Media under the First Media Agreement, other than account books of original entry and such files and records that are maintained at the corporate offices of Meredith for tax and accounting purposes;

          (h) all deposits and prepaid expenses of Meredith with respect to items that are prorated in Section 2.8 below, including those to be acquired from First Media under the First Media Agreement;

          (i) WCPX Certain Leased Assets, as defined below in Section 10.1 and described in Schedule 10.1; and

          (j)  equipment warranties to the extent transferable by Meredith.

     2.2 WCPX Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the WCPX Assets shall not include the following:

          (a) cash, cash equivalents and cash items of any kind whatsoever, certificates of deposit, money market instruments, bank balances, and rights in and to bank accounts, Treasury bills and marketable securities and other securities of Meredith;

          (b) except as otherwise provided in Section 10.8, contracts of insurance and insurance plans and the assets thereof, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto;

          (c) except as otherwise provided in Section 10.8, any pension, profit-sharing, retirement, bonus, stock purchase, savings plans and trusts, 401(k) plans, health insurance plans (including any insurance contracts or policies related thereto), and the assets thereof and any rights thereto, and all other plans, agreements or understandings to provide employee benefits of any kind for employees of Meredith;

          (d)  WCPX Accounts Receivable;

          (e) tangible personal property disposed of or consumed in the ordinary course of the business of First Media or Meredith and in compliance with the First Media Agreement or this Agreement, between the date of this Agreement and the Closing Date;

          (f) claims of First Media or Meredith with respect to transactions arising prior to the Closing Date, including, without limitation, rights and interests of First Media or Meredith in and to any claims for tax refunds (including, but not limited to, federal, state or local franchise, income or other taxes) and causes of action and claims of First Media or Meredith under contracts and with respect to other transactions with respect to events occurring prior to the Closing Date and all claims for other refunds of monies paid to any governmental agency and all claims for copyright royalties for broadcast prior to the Closing Date;

          (g) Contracts that are not WCPX Assumed Contracts, including those listed on Schedule 2.2(g) to the First Media Agreement (the "WCPX Excluded Contracts");

          (h) Meredith's corporate records and other books and records that pertain to internal corporate matters of Meredith and Meredith's account books of original entry with respect to WCPX, and any other WCPX Assets, and all original accounts, checks, payment records, tax records (including payroll, unemployment, real estate and other tax records) and other similar books, records and information of Meredith relating to Meredith's operation of the business of WCPX and any other WCPX Assets prior to Closing;

          (i) the deposits and prepaid expenses of First Media or Meredith with respect to the items that are not subject to adjustment under Section 2.8 hereof;

          (j) rights to and goodwill in the name "Meredith" or any logo, variation or derivation thereof; and

          (k) all interests in the assets described on Schedule 2.2(l) to the First Media Agreement.

     Notwithstanding anything to the contrary set forth in this Agreement, no representations, warranties or covenants are made with respect to the WCPX Excluded Assets.

     2.3 WFSB Assets. Subject to the terms and conditions set forth in this Agreement, Post-Newsweek hereby agrees to transfer, convey, assign and deliver to Meredith on the Closing Date, and Meredith agrees to acquire, all of Post-Newsweek's right, title and interest in the tangible and intangible assets used or useful in connection with the conduct of the business or operations of WFSB, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding assets disposed of between the date of this Agreement and the Closing Date in accordance with the provisions of this Agreement and the assets described in Section 2.4, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for Permitted Liens), including the following:

          (a)  the WFSB Tangible Personal Property;

          (b)  the WFSB Real Property;

          (c) the WFSB Licenses (other than the WFSB FCC Licenses) and the rights or interests of Post-Newsweek in the WFSB FCC Licenses;

          (d)  the WFSB Assumed Contracts;

          (e)  the WFSB Intangibles;

          (f) all of Post-Newsweek's proprietary information, technical information and data, maps, computer discs and tapes, FCC logs, plans, diagrams, blueprints and schematics, including filings with the FCC, relating to the business and operation of WFSB;

          (g) all books and records of Post-Newsweek relating solely to the business or operations of WFSB, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by WFSB, other than account books of original entry and such files and records that are maintained at the corporate offices of Post-Newsweek for tax and accounting purposes;

          (h) all deposits and prepaid expenses of Post-Newsweek with respect to items that are prorated in Section 2.8 below; and

          (i)  equipment warranties to the extent transferable by Post-
Newsweek.

     2.4 WFSB Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the WFSB Assets shall not include the following:

          (a) cash, cash equivalents and cash items of any kind whatsoever, certificates of deposit, money market instruments, bank balances, and rights in and to bank accounts, Treasury bills and marketable securities and other securities of Post-Newsweek;

          (b) except as otherwise provided in Section 10.9, contracts of insurance and insurance plans and the assets thereof, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto;

          (c) except as otherwise provided in Section 10.9, any pension, profit-sharing, retirement, bonus, stock purchase, savings plans and trusts, 401(k) plans, health insurance plans (including any insurance contracts or policies related thereto), and the assets thereof and any rights thereto, and all other plans, agreements or understandings to provide employee benefits of any kind for employees of Post-Newsweek;

          (d)  WFSB Accounts Receivable;

          (e) tangible personal property disposed of or consumed in the ordinary course of the business of Post-Newsweek and in compliance with this Agreement, between the date of this Agreement and the Closing Date;

          (f) claims of Post-Newsweek with respect to transactions arising prior to the Closing Date, including, without limitation, rights and interests of Post-Newsweek in and to any claims for tax refunds (including, but not limited to, federal, state or local franchise, income or other taxes) and causes of action and claims of Post-Newsweek under contracts and with respect to other transactions with respect to events occurring prior to the Closing Date and all claims for other refunds of monies paid to any governmental agency and all claims for copyright royalties for broadcast prior to the Closing Date;

          (g) Contracts that are not WFSB Assumed Contracts, including those listed on Schedule 2.4(g) (the "WFSB Excluded Contracts");

          (h) Post-Newsweek's corporate records and other books and records that pertain to internal corporate matters of Post-Newsweek and Post-Newsweek's account books of original entry with respect to WFSB, and any other WFSB Assets, and all original accounts, checks, payment records, tax records (including payroll, unemployment, real estate and other tax records) and other similar books, records and information of Post-Newsweek relating to Post-Newsweek's operation of the business of WFSB and any other WFSB Assets prior to Closing;

          (i) the deposits and prepaid expenses of Post-Newsweek with respect to the items that are not subject to adjustment under Section 2.8 hereof;

          (j) rights to and goodwill in the name "Post-Newsweek" or any logo, variation or derivation thereof;

          (k) Post-Newsweek's interests in the assets described on Schedule 2.4(k); and

          (l) all right, title and interest of Post-Newsweek in and to the television program "Gayle King."

     Notwithstanding anything to the contrary set forth in this Agreement, no representations, warranties or covenants are made with respect to the WFSB Excluded Assets.

     2.5 Escrow Agreement. The parties hereto acknowledge that pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit 2.5 (the "Escrow Agreement") executed by and among Meredith, Post-Newsweek and Escrow Agent:
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


          (a) Concurrent with the execution hereof, and not later than the date hereof, pursuant to the terms of the Escrow Agreement, Post-Newsweek shall deliver the Escrow Deposit to the Escrow Agent to be held by the Escrow Agent to secure Post-Newsweek's timely performance and fulfillment of its obligations under this Agreement.

          (b) At the Closing, Meredith and Post-Newsweek shall cause Escrow Agent to pay the Escrow Amount over to Meredith and the Closing Payment (defined below) shall be reduced by the Escrow Amount.

          (c) In the event of a termination of this Agreement, the Escrow Amount shall be paid in accordance with Section 13.2 hereof.

     2.6 Closing Payment. Meredith and Post-Newsweek agree that the value of WCPX exceeds the value of WFSB by an amount equal to the Closing Payment (defined below). In addition to the conveyance of the WFSB Assets and the assumption of the WCPX Assumed Liabilities, Post-Newsweek shall pay to Meredith the sum of Sixty Million Dollars ($60,000,000) (the "Closing Payment"). The Closing Payment shall be (a) reduced by the amount of the Escrow Amount on the Closing Date and (b) subject to upward or downward adjustment as the case may be, on and after the Closing Date pursuant to Section 2.8 (such adjusted Closing Payment, the "Estimated Closing Payment").

     2.7 Allocation. Meredith and Post-Newsweek agree that WFSB has an appraised value of One Hundred Fifty Nine Million Dollars ($159,000,000) and WCPX has an appraised value of Two Hundred Nineteen Million Dollars ($219,000,000). Prior to Closing, Post-Newsweek and Meredith shall jointly retain, and share equally the expense of, Bond & Pecaro to appraise the WCPX Assets and the WFSB Assets, and shall request the appraiser to complete such appraisal prior to Closing. If the results of such appraisal are acceptable to Post-Newsweek and Meredith (and, with respect to WCPX, First Media), Post-Newsweek and Meredith agree to allocate the WCPX Assets and the WFSB Assets among exchange groups and assign fair market values to each for financial accounting and tax purposes in accordance with such appraisal and to report for financial accounting and tax purposes the exchange contemplated by this Agreement on the basis of such allocation. If, within a reasonable period of time after delivery of the appraisal, Post-Newsweek and Meredith (and, with respect to WCPX, First Media) are unable to agree upon the appraisal, the party that does not agree with the appraisal shall notify the other party and, without limitation of such party's obligation under Section 2.10, neither party shall be required to report for tax purposes the sale and purchase of the assets on the basis of such appraisal.

     2.8  Prorations and Adjustments.


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

          (a) Prorations and Adjustments. The Closing Payment shall be increased or decreased as required to effectuate the proration of revenues and expenses as provided for herein. All revenues and all expenses arising from the operation of each Station, including tower rental, business and license fees, utility charges, real and personal property taxes and assessments levied against assets, property and equipment rentals, applicable copyright or other fees, including program license payments, sales and service charges, taxes (except for taxes arising from the transfer of assets under this Agreement), employee compensation, including wages, salaries, commissions, music license fees and similar prepaid and deferred items, shall be prorated in accordance with generally accepted accounting principles and to effect the principle that
(i) Post-Newsweek shall receive all revenues and shall be responsible for all expenses, costs and liabilities allocable to the operations of WFSB for the period prior to the Effective Time, and Meredith shall receive all revenues and shall be responsible for all expenses, costs and obligations allocable to the operations of WFSB for the period after the Effective Time, and (ii) Meredith shall receive all revenues and shall be responsible for all expenses, costs and liabilities allocable to the operations of WCPX for the period prior to the Effective Time, and Post-Newsweek shall receive all revenues and shall be responsible for all expenses, costs and obligations allocable to the operations of WCPX for the period after the Effective Time, and subject to the following:

               (1) There shall be no adjustment for, and Post-Newsweek shall remain solely liable with respect to, any WFSB Excluded Contracts and any other WFSB obligation or liability not being assumed by Meredith in accordance with
Section 3.2. There shall be no adjustment for, and Meredith shall remain solely liable with respect to, any WCPX Excluded Contracts and any other WCPX obligation or liability not being assumed by Post-Newsweek in accordance with
Section 3.1.

               (2) No adjustment or proration to the Closing Payment shall be made in favor of either party for the amount, if any, by which the value of the goods or services to be received by either Station under its trade or barter agreements as of the Effective Time for such Station exceeds, or is less than, the value of any advertising time remaining to be run by such Station as of the Effective Time.

               (3) There shall be no adjustment or proration to the Closing Payment for program barter. There shall be no adjustment or proration to the Closing Payment of the payments due under the film or programming license agreements except as expressly specified in this Section 2.8(a)(3). Except as set forth herein for the month in which Closing occurs, (i) with respect to WFSB, Post-Newsweek shall be responsible for filing and paying all film or programming license fees due and payable as of the Effective Time, and Meredith shall be responsible for filing and paying all such fees after the Effective Time, and (ii) with respect to WCPX, Meredith shall be responsible for filing and paying all film or programming licensee fees due and payable as of the Effective Time, and Post-Newsweek shall be responsible for filing and paying all such fees after the Effective Time; provided that for the month in which the Closing occurs, such obligations for such month shall be allocated on a pro-rata basis based on the day of the month in which the Closing occurs. Deposits for film and programming agreements shall be fully credited to Post-Newsweek (with respect to WFSB) and Meredith (with respect to WCPX); provided, however that on the Closing Date, such credit will be reduced on a pro-rated basis based on the length of the term that the film or program was available to be aired on the applicable Station prior to Closing and the total length of the term that the film or program is available to air on such Station.

               (4) There shall be no adjustment or proration for sick and personal days, severance pay or earned vacation time accrued on or prior to the Closing Date by any employee of either party, all of which shall be assumed by the other party.

          (b) Manner of Determining Prorations and Adjustments. The Closing Payment, taking into account the adjustments and prorations pursuant to Section 2.8(a), will be determined in accordance with the following procedures:

               (1) Post-Newsweek shall prepare and deliver to Meredith with respect to WFSB, not later than five days before the Closing Date a preliminary settlement statement which shall set forth a good faith estimate by Post-Newsweek of the adjustments or prorations to the Closing Payment under Section 2.8(a). Meredith shall deliver to Post-Newsweek with respect to WCPX, not later than five days before the Closing Date, a preliminary settlement statement prepared by Meredith or First Media which shall set forth a good faith estimate by Meredith or First Media of the adjustment or prorations to the Closing Payment under Section 2.8(a). Each preliminary settlement statement shall contain all information reasonably necessary to determine the adjustments or prorations to the Closing Payment under Section 2.8(a), including appropriate supporting documentation, to the extent such adjustments or prorations can be determined or estimated as of the date of the preliminary settlement statement. Each preliminary settlement statement shall be signed at Closing by an officer of the preparing party after due inquiry by such officer but without personal liability to such officer. The adjustments and prorations to the Closing Payment to be made at Closing shall be based upon the such preliminary settlement statements.

               (2) Not later than ninety days after the Closing Date, Meredith will deliver to Post-Newsweek with respect to WFSB, and Post-Newsweek will deliver to Meredith with respect to WCPX, a statement setting forth a determination of any changes to the adjustments and prorations made at Closing. Each such statement (A) shall contain all information reasonably necessary to determine the adjustments and prorations to the Closing Payment under Section

2.8(a), including appropriate supporting documentation, and such other information as may be reasonably requested by the other party, and (B) shall be certified by the preparing party to be true and complete to the preparing party's knowledge. Each party shall have the right to visit the other party's Station to verify and review such documentation upon providing reasonable notice. If the other party disputes the adjustments and prorations determined by the preparing party, it shall deliver to the preparing party within sixty days after its receipt of the preparing party's statement a statement setting forth its determination of the adjustments and prorations. If the other party notifies the preparing party of its acceptance of the preparing party's statement, or if the other party fails to deliver its statement within the sixty-day period specified in the preceding sentence, the preparing party's determination of the adjustments and prorations shall be conclusive and binding on the parties as of the last day of the sixty-day period.

               (3) Each party shall use good faith efforts to resolve any dispute involving the determination of the adjustments and prorations. If the parties are unable to resolve the dispute within fifteen days following the delivery of statements pursuant to Section 2.8(b)(2), the parties shall jointly designate an independent certified public accountant, who shall be knowledgeable and experienced in the operation of television broadcasting stations, to resolve the dispute. If the parties are unable to agree on the designation of an independent certified public accountant, the selection of the accountant to resolve the dispute shall be submitted to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this accountant, and, if necessary, for arbitration to pick such accountant, shall be split equally between the parties.

               (4) Amounts payable to a Station from the United States Copyright Office or such arbitration panels as may be appointed by the United States Copyright Office that relate to the period prior to the Effective Time may not be determinable or paid within the period provided in this Section 2.8 for final determination of adjustments. In that event, notwithstanding the provisions of this Section 2.8, the parties agree to cooperate fully in future copyright filings and to allocate any future copyright proceeds in accordance with Section 2.8 until such time as all such proceeds with respect to the period prior to the Effective Time are paid.

     2.9 Payment of Closing Payment and Prorations and Adjustments. The Closing Payment shall be paid by Post-Newsweek to Meredith as follows:



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          (a)  Payment of Estimated Closing Payment at Closing.  At the
Closing, Post-Newsweek shall pay or cause to be paid to Meredith the Estimated Closing Payment by federal wire transfer of same-day funds pursuant to wire instructions which instructions shall be delivered to Post-Newsweek by Meredith at least two business days prior to the Closing Date.

          (b)  Payments to Reflect Prorations and Adjustments.

               (1)  If the Closing Payment as finally determined pursuant to
Section 2.8 exceeds the Estimated Closing Payment, Post-Newsweek shall pay to Meredith, in immediately available funds within five business days after the date on which the Closing Payment is determined pursuant to Section 2.8, the difference between the Closing Payment and the Estimated Closing Payment.

               (2) If the Closing Payment as finally determined by Section 2.8 is less than the Estimated Closing Payment, Meredith shall pay to Post-Newsweek, in immediately available funds within five business days after the date on which the Closing Payment is determined pursuant to Section 2.8, the difference between the Closing Payment and the Estimated Closing Payment.

               (3) If any dispute arises over the amount to be refunded or paid, such refund or payment shall nevertheless be made to the extent any amount is not in dispute.

     2.10 Like-Kind Exchange. Post-Newsweek and Meredith shall cooperate with one another in all respects to report this transaction as a like-kind exchange for purposes of Section 1031 of the Code, but neither party makes any representation or warranty to the other as to the tax characterization of this transaction.


                                ARTICLE 3
                           ASSUMED LIABILITIES
                           -------------------

     3.1 WCPX Assumed Liabilities. As of the Closing Date, Post-Newsweek shall assume and undertake to pay, discharge and perform (a) any obligation or liability of Meredith, including those assumed from First Media under the First Media Agreement, under the WCPX Assumed Contracts, including any collective bargaining agreement referenced on Schedule 3.13 to the First Media Agreement to the extent that either (1) the obligations and liabilities relate to the period after the Effective Time or (2) the Closing Payment was reduced pursuant to Section 2.8 as a result of the proration or adjustment of such obligations and liabilities; (b) any liability or obligation to any WCPX employee who has been hired by Post-Newsweek, attributable to any period of time on or after the Closing Date; (c) any liability or obligation arising out of any litigation, proceeding or claim by any person or entity relating to the business or operations of WCPX or any of the WCPX Assets with respect to any events or circumstances that occur or arise on or after the Closing Date; (d) any severance or other liability arising out of the termination of any employee's employment with or by Post-Newsweek on or after the Closing Date; (e) any duty, obligation or liability relating to any pension, 401(k) or other similar plan, agreement or arrangement provided by Post-Newsweek to any WCPX employee or former employee on or after the Closing Date and (f) all state and local sales or use taxes (or their equivalent) and transfer taxes or recording fees payable as a consequence of the sale of the WCPX Assets hereunder (all of the foregoing, together with other liabilities or obligations expressly assumed by Post-Newsweek hereunder, are referred to herein collectively as the "WCPX Assumed Liabilities"). Post-Newsweek shall not be required to assume any of the following: (i) any obligations or liabilities under any WCPX Excluded Contract, (ii) any obligations or liabilities under the WCPX Assumed Contracts relating to the period prior to the Effective Time except insofar as a proration or adjustment therefor is made in favor of Post-Newsweek under
Section 2.8, (iii) any liability or obligation arising out of any litigation, proceeding or claim by any person or entity relating to the business or operations of WCPX or any of the WCPX Assets with respect to any events or circumstances that occur or exist prior to the Closing Date, (iv) any credit agreements, note purchase agreements, indentures, or other financing arrangements (other than any WCPX Assumed Contracts) of First Media or Meredith, and (v) any liability under Applicable Environmental Laws relating to the period prior to Closing. Post-Newsweek shall perform all obligations arising out of the WCPX Assets (including the WCPX Assumed Contracts and the WCPX Licenses) on or after the Closing Date. Meredith shall retain all liabilities of Meredith not assumed by Post-Newsweek.

     3.2 WFSB Assumed Liabilities. As of the Closing Date, Meredith shall assume and undertake to pay, discharge and perform (a) any obligation or liability of Post-Newsweek under the WFSB Assumed Contracts, including any collective bargaining agreement referenced on Schedule 7.13 to the extent that either (1) the obligations and liabilities relate to the period after the Effective Time or (2) the Closing Payment was increased pursuant to Section 2.8 as a result of the proration or adjustment of such obligations and liabilities;
(b) any liability or obligation to any former employee of Post-Newsweek who has been hired by Meredith, attributable to any period of time on or after the Closing Date; (c) any liability or obligation arising out of any litigation, proceeding or claim by any person or entity relating to the business or operations of WFSB or any of the WFSB Assets with respect to any events or circumstances that occur or arise on or after the Closing Date; (d) any severance or other liability arising out of the termination of any employee's employment with or by Meredith on or after the Closing Date; (e) any duty, obligation or liability relating to any pension, 401(k) or other similar plan, agreement or arrangement provided by Meredith to any employee or former employee of Post-Newsweek on or after the Closing Date and (f) all state and local sales or use taxes (or their equivalent) and transfer taxes or recording fees payable as a consequence of the sale of the WFSB Assets hereunder (all of the foregoing, together with other liabilities or obligations expressly assumed by Meredith hereunder, are referred to herein collectively as the "WFSB Assumed Liabilities"). Meredith shall not be required to assume any of the following:
(i) any obligations or liabilities under any WFSB Excluded Contract, (ii) any obligations or liabilities under the WFSB Assumed Contracts relating to the period prior to the Effective Time except insofar as a proration or adjustment therefor is made in favor of Meredith under Section 2.8, (iii) any liability or obligation arising out of any litigation, proceeding or claim by any person or entity relating to the business or operations of WFSB or any of the WFSB Assets with respect to any events or circumstances that occur or exist prior to the Closing Date, (iv) any credit agreements, note purchase agreements, indentures, or other financing arrangements (other than any WFSB Assumed Contracts) of Post-Newsweek, and (v) any liability under Applicable Environmental Laws relating to the period prior to Closing. Meredith shall perform all obligations arising out of the WFSB Assets (including the WFSB Assumed Contracts and the WFSB Licenses) on or after the Closing Date. Post-Newsweek shall retain all liabilities of Post-Newsweek not assumed by Meredith.


                                ARTICLE 4
                                 CLOSING
                                 -------

     4.1  Closing.

          (a)  Closing Date.

               (1) Subject to (i) the satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the Closing condition is imposed) on the date scheduled for Closing of the Closing conditions described in Section 11 hereof and (ii) the provisions of Section 13 hereof, the parties hereto shall be obligated to consummate the transactions contemplated hereby at the Closing of this Agreement, which shall take place at 10:01 a.m., Washington, D.C. time, on the later of (a) September 4, 1997 and
(b) the date specified by Meredith to Post-Newsweek, on not less than five (5) business days written notice, which date shall not be more than ten (10) business days following the date of release by the FCC of a public notice of its action granting the FCC Consent (or, if either such date is a Saturday, Sunday or federal holiday, on the next business day thereafter). If any such date is prior to January 2, 1998, the parties shall cause the Closing to occur on the date of the Second Closing under the First Media Agreement.

               (2) Notwithstanding the foregoing, if on the date otherwise scheduled for Closing pursuant to the preceding sentence, the conditions precedent set forth in Sections 11.1(c), 11.1(e), 11.1(f), 11.2(c), 11.2(e) or 11.2(f) have not been satisfied, the party for whose benefit such conditions have been imposed may elect to postpone the Closing, and the Closing shall thereafter take place on a date specified by written notice from such party, which date shall be not less than five (5) business days nor more than ten (10) business days after the satisfaction or waiver of such conditions precedent. The parties shall seek extensions of the FCC Consent that may be required for any such postponement of the Closing.

               (3) (i) Notwithstanding the foregoing, if, on the date otherwise scheduled for Closing pursuant to Section 4.1(a)(1) or (2), the condition precedent set forth in Section 11.1(a) or 11.2(a), as the case may be, has not been satisfied due to loss, damage, impairment, confiscation or condemnation of Station Assets constituting a WCPX Material Adverse Change or a WFSB Material Adverse Change, Meredith (if the event affects WCPX) or Post-Newsweek (if the event affects WFSB) shall give the other party notice of such event. The party receiving such notice (the "Transferee") may by written notice to the party giving such notice (the "Transferor") given within 10 days of receipt of such notice from Transferor either (I) give Transferor ninety
(90) days from the date of such notice from Transferee to repair, restore or replace such Station Assets with the proceeds of any insurance policy, judgment or award with respect thereto such that Transferee may satisfy the condition precedent set forth in Section 11.1(a) or 11.2(a), as the case may be, in which case the Closing will be postponed for a period of up to ninety (90) days from such notice from Transferee; provided that Transferor shall have no obligation to make any repairs or restoration if it concludes such repairs or restoration are not commercially reasonable, or (II) proceed to close this Agreement and complete the repair, restoration and replacement of such damaged Station Assets after the Closing Date, in which event (A) Transferor shall make all appropriate insurance claims and either deliver to Transferee all insurance proceeds received in connection with such damage or destruction of the Station Assets or assign the rights to such proceeds to Transferee if not yet paid over to Transferor; (B) there shall be no adjustment to the Closing Payment; and (C) Transferor shall have no further liability or responsibility in connection with such repair, restoration or replacement, or (III) terminate this Agreement, which termination shall be deemed a termination pursuant to Section 13.1(c) or 13.1(d), as the case may be, in which Transferee is not in default or breach in material respect of its obligations under this Agreement. If the Closing is postponed pursuant to this paragraph, the date of the Closing shall be mutually agreed to by Transferor and Transferee after completion of restoration or repair.

          (ii) If before the Closing Date, due to damage or destruction of the assets, the regular broadcast transmission of a Station in the normal and usual manner is interrupted for a period of four (4) continuous days or more, Meredith (if the event affects WCPX) or Post-Newsweek (if the event affects
WFSB) shall give the other party prompt written notice thereof (the "Interruption Notice"). Notwithstanding any provision contained in this Agreement to the contrary, upon receipt of the Interruption Notice either party shall have the right, by giving prompt written notice thereof to the other party within two (2) business days of the date of the Interruption Notice, to postpone the Closing Date (whenever such date would otherwise be scheduled under the other applicable provisions of this Agreement), until the earlier of
(i) not less than five (5) business days nor more than ten (10) business days after the date on which such problem is corrected and (ii) a date up to 90 days after the date of the Interruption Notice.

               (4) In no event shall the Closing hereunder occur later than January 23, 1998, except as provided above in Section 4.1(a)(3) and in Section 13.1.

          (b) Closing Place. The Closing shall be held at a location in Washington, D.C. designated by Meredith or any other place that is agreed upon by Post-Newsweek and Meredith.

          (c) WCPX. If Meredith consummates the acquisition of WCPX one day or more prior to Closing, the parties shall amend this Agreement to provide representations, warranties and covenants of Meredith with respect to WCPX for the period of its ownership of WCPX that are substantially the same as those made by First Media with respect to WCPX and set forth in Articles Sections 3 and 5 of the First Media Agreement.



                                ARTICLE 5
                          GOVERNMENTAL CONSENTS
                          ---------------------

     5.1  FCC Consent.

          (a) The exchange of the WCPX Assets and the WFSB Assets as contemplated by this Agreement is subject to the prior consent and approval of the FCC (the "FCC Consent").

          (b) Meredith and Post-Newsweek shall prepare and, within five (5) business days after the date of this Agreement, file with the FCC appropriate applications for FCC Consent. Post-Newsweek shall prepare and submit as part of or concurrently with such application(s) a request for waiver of the television duopoly rule (47 C.F.R. Section 73.3555(b)) to permit the common ownership or control of WCPX and WJXT, Channel 4, Jacksonville, Florida, conditioned on the outcome of the FCC's pending proceedings examining its television ownership rules (MM Docket Nos. 91-221 and 87-8) ("Television Ownership Rulemaking Proceedings"), as contemplated in Review of the Commission's Regulations Governing Television Broadcasting, Second Further Notice of Proposed Rulemaking, FCC 96-438 at Paragraph 57 (released November 7, 1996). The parties shall thereafter prosecute each application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grants of the applications as expeditiously as practicable. Each party will promptly provide to the other party a copy of any pleading, order or other document served on them relating to such applications.

          (c) Meredith and Post-Newsweek each agree to comply with any condition imposed on it by any FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that party of any of its representations, warranties or covenants hereunder, and (2) compliance with the condition would have a material adverse effect upon it. Notwithstanding the foregoing, Post-Newsweek agrees to accept any FCC Consent accompanied by or premised upon a waiver of the FCC's television duopoly rule (47 C.F.R. Section 73.3555) conditioned on compliance with the requirements ultimately adopted in the Television Ownership Rulemaking Proceedings within six months of its conclusion if the final standard bars further co-ownership of WCPX and WJXT.

          (d) If the Closing shall not have occurred for any reason within the original effective period of any FCC Consent, and neither party shall have terminated this Agreement under Article 13 the parties shall jointly request an extension of the effective period of such FCC Consent. No extension of the effective period of any FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Article 13.

     5.2 HSR Act Filing. Meredith and Post-Newsweek each agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, that are required in connection with the transactions contemplated hereby under the HSR Act within ten business days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ that relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.


                                ARTICLE 6
               REPRESENTATIONS AND WARRANTIES OF MEREDITH
               ------------------------------------------

     Meredith represents and warrants to Post-Newsweek as follows:

     6.1 Organization and Authority. Meredith is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and qualified to conduct business in the States set forth on Schedule 6.1. Meredith has the requisite corporate power and authority to own and operate the WCPX Assets to be acquired from First Media under the First Media Agreement. Meredith has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the documents contemplated hereby according to their respective terms.

     6.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, by Meredith have been duly and validly authorized by all necessary corporate action on the part of Meredith. This Agreement has been duly executed and delivered by Meredith and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

     6.3 Absence of Conflicting Agreements; Consents. The execution and delivery of this Agreement, and the performance of the transactions contemplated herein by Meredith, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Person or governmental authority, except as follows: (a) filings required under the HSR Act, (b) consents to the assignment of the WFSB FCC Licenses to Meredith pursuant hereto and the WCPX FCC Licenses to Meredith pursuant to the First Media Agreement and to Post-Newsweek pursuant hereto by the FCC, (c) filings with respect to real estate, sales and other transfer taxes, and (d) certain of the WCPX Assumed Contracts may be assigned only with the consent of third parties, as specified in Schedule 3.3 to the First Media Agreement. Subject to obtaining the WCPX Consents, the execution, delivery and performance by Meredith of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) do not conflict with any provision of the

Certificate of Incorporation or Bylaws of Meredith; (c) do not conflict in any material respect with, result in a material breach of, or constitute a material default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental authority applicable to Meredith, or result in the breach of any material contract or agreement to which Meredith is a party or by which Meredith may be bound; and
(d) will not create any claim, liability, mortgage, lien, pledge, condition, charge or encumbrance upon any of the WCPX Assets, other than Permitted Liens.

     6.4 First Media Agreement. The execution, delivery and performance of the First Media Agreement and the documents contemplated thereby, and the consummation of the transactions contemplated thereby, by Meredith have been duly and validly authorized by all necessary corporate action on the part of Meredith. The First Media Agreement has been duly executed and delivered by Meredith, is in full force and effect, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the enforceability of the First Media Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies. As of the date of this Agreement, except for the amendment thereto of even date herewith, the First Media Agreement has not been amended or modified, and no rights of Meredith thereunder have been waived. Meredith has not breached in any material respect any of its obligations under the First Media Agreement and has received no claim or assertion of breach from First Media with respect to the First Media Agreement. Meredith has provided to Post-Newsweek a true, correct and complete copy of the First Media Agreement, including the amendment thereto of even date herewith and all exhibits and schedules incorporated therein, except for those portions of schedules that relate exclusively to stations other than WCPX.

     6.5 First Media Representations and Warranties. Without limiting the effect of Sections 13.2(b)(1) and 14.3(b)(3), and subject to the exceptions, qualifications and limitations set forth in the First Media Agreement, each representation and warranty of First Media set forth in Section 3 of the First Media Agreement that relates to or affects any of the WCPX Assets, the acquisition of WCPX under the First Media Agreement or the power or authority of First Media under the First Media Agreement with respect to WCPX is, as of each time that such representation is given or certified to by First Media to Meredith pursuant to the First Media Agreement, true and correct.

     6.6 Representations to Knowledge of Meredith. Except with respect to any matters set forth in the environmental reports supplied to Post-Newsweek pursuant to Section 6.9 or in any other notice, certificate or document supplied to Post-Newsweek by Meredith or First Media and except with respect to matters Post-Newsweek is otherwise aware of as of the date hereof, as of the date of this Agreement Meredith is not aware of (i) any material breach of the representations and warranties set forth in Section 3 of the First Media Agreement that relate to or affect any of the WCPX Assets, the acquisition of WCPX under the First Media Agreement or the power or authority of First Media under the First Media Agreement with respect to WCPX or (ii) any event that would cause or constitute a material breach of such representations and warranties if either (or both) (A) such event were known to First Media or (B) such representations and warranties were given on the date hereof.

     6.7 Liens Incurred by Meredith. None of the WCPX Assets is subject to any lien, security interest, mortgage, pledge, claim, charge, encumbrance, or restriction of any nature whatsoever that has arisen or been imposed by virtue of Meredith's ownership of such WCPX Assets or as the result of any actions taken by Meredith, except for Permitted Liens.

     6.8 Claims and Legal Actions. Except as disclosed on Schedule 6.8 and for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to Meredith, as of the date hereof, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the knowledge of Meredith threatened, against Meredith, which would be reasonably expected, in any material, adverse respect, to (a) impair or hinder the ability of Meredith to perform its obligation under this Agreement or (b) affect the business or operations of WCPX.

     6.9 Environmental Matters. Meredith has supplied to Post-Newsweek a copy of the report for each environmental inspection or audit that Meredith has received or caused to be conducted with respect to any of the WCPX Assets as listed on Schedule 6.9.

     6.10 Brokers. Neither Meredith nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

     6.11 Ownership of Assets. As of the Closing Date, Meredith will own or lease all assets or their replacements used in or for the operation of WCPX in the manner operated by First Media on the date hereof.

     6.12 Foreign Person. Meredith is not a "foreign person" or a "foreign corporation" as such terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

     6.13 Disclosure. No representations or warranties by Meredith in this Agreement, in the Schedules hereto or any other document referenced in the representations and warranties of Meredith hereunder as having been provided to Post-Newsweek pursuant to such representations or warranties or delivered pursuant to the covenants of Meredith hereunder, contains or will contain any untrue or misleading statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     6.14 Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Meredith are pending or, to Meredith's knowledge, threatened, and Meredith has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.

     6.15 FCC Qualification. Meredith is the licensee of WOFL and WOGX, neither of which can, absent waiver, be under common ownership with WCPX under 47 C.F.R. Section 73.3555. Except for such ownership interests, Meredith is legally, financially and otherwise qualified under the Communications Act, and the rules and regulations, and policies of the FCC, to be the licensee of, acquire, own and operate each of WFSB, WCPX, and each other television station to be acquired from First Media under the First Media Agreement. Except as described above, Meredith knows of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC (a) disqualify Meredith as an assignee of the WFSB Licenses, the WCPX Licenses or any other FCC license to be acquired from First Media or as the owner and operator of WFSB, WCPX, or any other station to be acquired from First Media,
(b) cause the FCC to fail to approve in a timely fashion any of the applications for FCC consent under this Agreement or the First Media Agreement. No waiver of any FCC rule or policy is necessary to be obtained for the grant of the application for the assignment of the WFSB Licenses to Meredith nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation of the transactions contemplated hereby or thereby.


                                ARTICLE 7
             REPRESENTATIONS AND WARRANTIES OF POST-NEWSWEEK
             -----------------------------------------------

     Post-Newsweek represents and warrants to Meredith as follows:

     7.1 Organization and Authority. Post-Newsweek Stations, Inc., a Delaware corporation (the "Post-Newsweek Parent") owns all of the issued and outstanding stock of Post-Newsweek. Each of Post-Newsweek and the Post-Newsweek Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Post-Newsweek is qualified to conduct business in the States set forth on Schedule 7.1. Post-Newsweek has the requisite corporate power and authority to own and operate the WFSB Assets owned and operated by it, to carry on the business of WFSB now being conducted by it, and to execute, deliver and perform its obligations under this Agreement and the documents contemplated hereby according to their respective terms.

     7.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, by Post-Newsweek and the Post-Newsweek Parent have been duly and validly authorized by all necessary corporate action on the part of Post-Newsweek and the Post-Newsweek Parent. This Agreement has been duly executed and delivered by Post-Newsweek and the Post-Newsweek Parent, and constitutes their legal, valid and binding obligation, enforceable against them in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

     7.3 Absence of Conflicting Agreements; Consents. The execution and delivery of this Agreement, and the performance of the transactions contemplated herein by Post-Newsweek, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Person or governmental authority, except as follows: (a) filings required under the HSR Act, (b) consents to the assignment of the WFSB FCC Licenses to Meredith and the WCPX FCC Licenses to Post-Newsweek by the FCC, (c) filings with respect to real estate, sales and other transfer taxes, and (d) certain of the WFSB Assumed Contracts may be assigned only with the consent of third parties, as specified in Schedule 7.3. Subject to obtaining the WFSB Consents, the execution, delivery and performance by Post-Newsweek of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) do not conflict with any provision of the Certificate of Incorporation or Bylaws of Post-Newsweek; (c) do not conflict in any material respect with, result in a material breach of, or constitute a material default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental authority applicable to Post-Newsweek, or result in the breach of any material contract or agreement to which Post-Newsweek is a party or by which Post-Newsweek may be bound; and (d) other than Permitted Liens, will not create any claim, liability, mortgage, lien, pledge, condition, charge or encumbrance upon any of the WFSB Assets.

     7.4 Governmental Licenses. Schedule 7.4 identifies certain WFSB FCC Licenses used in the operation of WFSB and includes a complete list as of the date of this Agreement of all main station, translator, microwave, low power television and transmitting earth station licenses (collectively, "WFSB Material Licenses") and the date on which each expires. Each WFSB Material License is in full force and effect, and Post-Newsweek is the authorized legal holder thereof. Except as set forth on Schedule 7.4, the conduct of the business and operations of WFSB is in accordance with the WFSB Material Licenses in all material respects.

     Schedule 7.4 also sets forth a true and complete list as of the date of this Agreement of any and all material pending applications filed with the FCC by Post-Newsweek relating to WFSB, true and complete copies of which have been delivered by Post-Newsweek to Meredith. The WFSB FCC Licenses listed on
Schedule 7.4 constitute all of the licenses and authorizations required under the Communications Act or the current rules, regulations, and policies of the FCC for, and/or used in, the business and operation of WFSB as currently operated, except as noted on Schedule 7.4. Except as set forth in Section 7.26 or on Schedule 7.14, and except for investigations or other proceedings affecting the broadcasting industry generally, as of the date of this Agreement, Post-Newsweek has no knowledge of any pending or threatened investigation, by or before the FCC, or any order to show cause, notice of violation, notice of apparent liability, notice of forfeiture or complaint by, before or with the FCC with respect to WFSB that would be reasonably expected to (a) impair or hinder the ability of Post-Newsweek to perform its obligations under this Agreement or (b) affect the business or operations of WFSB, in any material, adverse respect, nor does Post-Newsweek have knowledge that any of the foregoing is threatened. To Post-Newsweek's knowledge, as of the date of this Agreement, except as set forth in Section 7.26 or on Schedule 7.14 there are no facts, conditions or events relating to Post-Newsweek or WFSB that would disqualify Post-Newsweek under the Communications Act or the existing rules, regulations and policies of the FCC as assignor of the WFSB FCC Licenses as provided in this Agreement or from consummating the transactions contemplated herein within the times contemplated herein.

     7.5   Real Property.

          (a) Schedule 7.5 contains an accurate description as of the date of this Agreement of all WFSB Real Property. Except as described on Schedule 7.5, Post-Newsweek has good and marketable fee simple title to all fee estates included in the WFSB Real Property and good title to Post-Newsweek's interests in all other WFSB Real Property, in each case free and clear of all liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens. Post-Newsweek has a valid leasehold interest in all leasehold WFSB Real Property listed as leased by Post-Newsweek in Schedule 7.5.
Schedule 7.5 lists all leases and subleases pursuant to which any of the leasehold WFSB Real Property included in the WFSB Assets is leased by Post-Newsweek. Subject to obtaining the WFSB Consents, such leases are assignable to Meredith. Post-Newsweek is in compliance in all material respects with all of the material provisions of such leases and subleases and is not in default thereunder in any material respect, and to the knowledge of Post-Newsweek, no other party to any such lease or sublease is in default thereunder in any material respect. There are no existing options or contracts to sell or assign any of Post-Newsweek's interest in the owned WFSB Real Property or Post-Newsweek's interest in the leased WFSB Real Property, and there are no rights of first refusal outstanding with respect to the owned WFSB Real Property or Post-Newsweek's interest in the leased WFSB Real Property.

          (b) Post-Newsweek has good and marketable title to all of the WFSB Real Property owned by Post-Newsweek and used in the operation of WFSB, free and clear of all liens of any nature whatsoever, except for Permitted Liens. Each of the leases affecting the material leased WFSB Real Property is a legal, valid and binding agreement of Post-Newsweek and, to the best of Post-Newsweek's knowledge, of the other parties thereto and is enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights or contractual obligations generally. Post-Newsweek's interest as tenant in the leased WFSB Real Property is free and clear of all liens of any nature whatsoever, except for Permitted Liens. Post-Newsweek has made available or delivered to Meredith a true and complete copy of any surveys, plans and maps in Post-Newsweek's possession relating to the owned WFSB Real Property and the leased WFSB Real Property. Except for Permitted Liens and as set forth in the Schedules hereto, none of the owned WFSB Real Property or leased WFSB Real Property is subject to any lease, sublease, license or other agreement in which Post-Newsweek grants to any other person any right to the use, occupancy or enjoyment of the owned WFSB Real Property or the leased WFSB Real Property or any part thereof.

          (c) As of the date of this Agreement, to Post-Newsweek's knowledge, there are (i) no actual, pending or threatened impositions or assessments for public improvements with respect to any owned WFSB Real Property or leased WFSB Real Property for which Post-Newsweek would be liable, or which would be a lien on the owned WFSB Real Property or leased WFSB Real Property, other than Permitted Liens, (ii) no improvements constructed or planned that would be paid for by means of public assessments upon any owned WFSB Real Property or leased WFSB Real Property for which Post-Newsweek would be liable, or which would be a lien on the owned WFSB Real Property or leased WFSB Real Property, and (iii) no completed, pending, threatened or contemplated condemnation proceeding affecting any owned WFSB Real Property or leased WFSB Real Property or any part thereof or of any sale or any disposition of any owned WFSB Real Property or any leased WFSB Real Property or any portion thereof in lieu of condemnation.

          (d) On the Closing Date, no material asset used in WFSB's Business by Post-Newsweek will be located on any real property not included in the owned WFSB Real Property or leased WFSB Real Property, except for such portable or mobile equipment as may be in use by, or under the control of, WFSB personnel at other locations and except to the extent that removal of such asset would not result in a material monetary liability or have a material adverse effect on the business or operations of WFSB.

          (e) To Post-Newsweek's knowledge, all buildings, towers and other improvements owned by Post-Newsweek included within the WFSB Real Property and any leased WFSB Real Property are in working order for the purposes for which they are currently used by Post-Newsweek (ordinary wear and tear excepted).

          (f) Each owned WFSB Real Property and each leased WFSB Real Property has access to a public right of way or is otherwise reasonably accessible for purposes of conducting the use of such WFSB Real Property as presently conducted. The current use by Post-Newsweek of the owned WFSB Real Property is in compliance with applicable zoning and land-use laws, including, without limitation, the applicable local comprehensive plan, except for noncompliance that would not have a material adverse effect on the business or operations of WFSB.

     7.6 Tangible Personal Property. Schedule 7.6 lists as of the date hereof all material items of WFSB Tangible Personal Property included in the WFSB Assets owned by Post-Newsweek. Except as described in Schedule 7.6, Post-Newsweek owns and has good title to the WFSB Tangible Personal Property listed thereon and none of the WFSB Tangible Personal Property included in the WFSB Assets is subject to any liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens. The material tangible WFSB Assets owned by Post-Newsweek necessary for the normal operations of WFSB as presently conducted are in good operating condition and adequate repair (given the age of such property and the use to which such property is put and ordinary wear and tear excepted).

     7.7 Assumed Contracts. Schedules 7.5, 7.7 and 7.13 include a complete list as of the date of this Agreement of all WFSB Assumed Contracts except (a) contracts with advertisers for production or the sale of advertising time on WFSB for cash, (b) oral employment contracts terminable at will, (c) miscellaneous service contracts terminable on not more than thirty (30) days' notice, and (d)other WFSB Contracts entered into in the ordinary course of business, not involving liabilities exceeding Fifty Thousand Dollars ($50,000) per contract and Two Hundred Thousand Dollars ($200,000) in the aggregate for all such other contracts. Post-Newsweek has delivered or made available to Meredith true and complete copies of all written WFSB Assumed Contracts and accurate descriptions of all oral WFSB Assumed Contracts listed on Schedules 7.5, 7.7 and 7.13. Post-Newsweek is not in default under any WFSB Assumed Contract in any material respect and to the knowledge of Post-Newsweek, no other party to any such WFSB Assumed Contract is in default thereunder in any material respect.

     7.8 Intangibles. Schedule 7.8 is a complete list as of the date of this Agreement of all material WFSB Intangibles (exclusive of Licenses listed in Schedule 7.4). Post-Newsweek has provided or made available to Meredith copies of all documents establishing or evidencing the WFSB Intangibles listed on
Schedule 7.8. Other than with respect to matters generally affecting the television broadcasting industry and not particular to Post-Newsweek, except as set forth on Schedule 7.8, Post-Newsweek has not received any notice or demand alleging that Post-Newsweek is infringing upon any trademarks, trade names, service marks, service names, copyrights or similar intellectual property rights owned by any other Person.

     7.9 Financial Statements. Post-Newsweek has furnished Meredith with true and complete copies of the financial statements of Post-Newsweek with respect to WFSB as at and for the fiscal year ended December 31, 1996 accompanied by a procedure letter from the Chief Financial Officer of The Washington Post Company, and an unaudited balance sheet and statement of income with respect to WFSB as at and for the end of each month thereafter through March 1997 (collectively, the "WFSB Financial Statements"). Except as set forth on
Schedule 7.9, the WFSB Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects the financial condition of Post-Newsweek as at their respective dates and the results of operations for the periods then ended, except that the unaudited financial statements do not include footnotes or customary year-end adjustments.

     7.10 Taxes and Tax Returns. Except as set forth on Schedule 7.10 and except where the failure to file, pay or accrue any Taxes does not result in a lien on the WFSB Assets or in the imposition of transferee or other liability on Meredith for the payment of Taxes, (a) all WFSB Tax Returns have been filed with the appropriate governmental agencies in all jurisdictions in which such WFSB Tax Returns are required to be filed, and (b) all Taxes shown on such WFSB Tax Returns have been properly accrued or paid to the extent such Taxes have become due. There are no liens on any of the WFSB Assets in connection with any failure (or alleged failure) to pay any Tax related to WFSB's Business.

     7.11 Insurance. Schedule 7.11 is a true and complete list of all insurance policies of Post-Newsweek. All policies of insurance listed in
Schedule 7.11 are in full force and effect as of the date of this Agreement.

     7.12 Reports. All material returns, reports and statements that WFSB is currently required to file with the FCC or Federal Aviation Administration have been filed.

     7.13 Personnel. Schedule 7.13 contains a true and complete list as of the date of this Agreement of all employees of Post-Newsweek engaged in the business and operations of WFSB (collectively, the "WFSB Employees"), and Post-Newsweek has provided Meredith with a description of all compensation arrangements affecting them. Except (a) for oral employment contracts terminable at will, or (b) as described in Schedule 7.13, Post-Newsweek has no written or oral contracts of employment with any employee of WFSB. Except as previously disclosed by Post-Newsweek to Meredith, Post-Newsweek is not a party to or subject to any collective bargaining agreements with respect to WFSB, and no labor union or other collective bargaining unit represents or, to Post-Newsweek's knowledge, claims to represent any of the employees of WFSB. Post-Newsweek has made available to Meredith copies of all employee handbooks and employee rules and regulations, if any. Post-Newsweek has delivered or made available to Meredith a true and complete list as of May 5, 1997, of the annual salary or wage rate and of the 1996 bonus for each employee of Post-Newsweek employed at WFSB as of such date.

     7.14 Claims and Legal Actions. Except as disclosed on Schedule 7.14 and for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to Post-Newsweek, as of the date hereof, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the knowledge of Post-Newsweek threatened, against Post-Newsweek, the WFSB Assets, or the business or operations of WFSB which would be reasonably expected, in any material, adverse respect, to (a) impair or hinder the ability of Post-Newsweek to perform its obligation under this Agreement or (b) affect the business or operations of WFSB.

     7.15 Compliance with Laws. Post-Newsweek is in compliance in all material respects with the WFSB Licenses and all federal, state and local laws, rules, regulations and ordinances applicable or relating to the ownership and operation of WFSB, except for any noncompliance by Post-Newsweek that would not have a material adverse effect on the business or operations of WFSB.

     7.16  Conduct of Business in Ordinary Course.  Except as set forth on
Schedule 7.16, from January 1, 1997 through the date of this Agreement, Post-Newsweek has conducted the business and operations of WFSB in the ordinary course and has not (a) made any material increase in compensation payable or to become payable to any of the WFSB Employees other than in the ordinary course of business and not exceeding seven percent (7%) per annum, or any material change in personnel policies, insurance benefits or other compensation arrangements affecting the WFSB Employees, (b) made any sale, assignment, lease or other transfer of any of Post-Newsweek's properties other than obsolete assets no longer usable in the operation of WFSB, or other assets sold or disposed of in the normal course of business with suitable replacements being obtained therefor, (c) incurred material loss of, or material injury to, any of the WFSB Assets or waived any rights of substantial value, (d) mortgaged, pledged or subjected to any lien any of its WFSB Assets, other than Permitted Liens, (e) made any material change in any method of accounting or accounting practice, (f) incurred any liability, except trade or business obligations or liabilities incurred in the ordinary course of business, obligations under any contracts or commitments made in the ordinary course of business, sales, income, franchise, ad valorem, severance and windfall profit taxes and assessments accruing or becoming payable in the ordinary course of business, and except as expressly permitted elsewhere in this Agreement; (g) entered into any transaction other than in the ordinary course of business; (h) conducted the business of WFSB in any manner inconsistent in any material respect with its past practices; (i) given any promise, assurance or guaranty of the payment, discharge or fulfillment of any obligation of any other person or entity; (j) sold or disposed of or otherwise divested themselves of the ownership, possession, custody and control of WFSB's books and records of any material nature which, in accordance with sound business practices, are retained for a period of time after their use, creation or receipt; or (k) transferred to any Affiliate of Post-Newsweek any right, property or interest which is necessary or useful in the operation of any WFSB's Business.

     7.17  Environmental Matters.

          (a) Post-Newsweek has supplied to Meredith a copy of the report for each environmental inspection or audit that Post-Newsweek has caused to be conducted with respect to any of the WFSB Assets as listed on Schedule 7.17.

          (b) (i) Since the date of their acquisition by Post-Newsweek, the WFSB Assets have been used by Post-Newsweek for their current business operations and for no other purposes and at no time during that period have the WFSB Assets been used by Post-Newsweek for the manufacture, treatment, storage or disposal of Hazardous Substances or as a landfill or other solid or hazardous waste disposal site. Post-Newsweek has no knowledge that prior to its acquisition of the WFSB Assets the WFSB Assets were used for the manufacture, treatment, storage or disposal of Hazardous Substances or as a landfill or other solid or hazardous waste disposal site.

               (ii) Except as set forth in Schedule 7.17, there are no underground storage tanks on the WFSB Real Property owned by Post-Newsweek and to Post-Newsweek's knowledge, on any WFSB Real Property leased by Post-Newsweek, and any removal by Post-Newsweek of any underground storage tanks which existed on the owned WFSB Real Property and, to the best of Post-Newsweek's knowledge, on any leased WFSB Real Property was pursuant to and in compliance with Applicable Environmental Laws except for any noncompliance that would not have a material adverse effect on the business or operations of WFSB.

               (iii) Except as set forth on Schedule 7.17, to Post-Newsweek's knowledge the improvements owned or used by Post-Newsweek on the owned WFSB Real Property and on the leased WFSB Real Property do not contain any asbestos that would constitute a violation of or noncompliance with any Applicable Environmental Law except for any violation or noncompliance that would not have a material adverse effect on the business or operations of WFSB. To Post-Newsweek's knowledge, the equipment owned or used by Post-Newsweek on the owned WFSB Real Property or any leased WFSB Real Property does not contain any polychlorinated biphenyls that would constitute a violation of or noncompliance with any Applicable Environmental Law except for any violation or noncompliance that would not have a material adverse effect on the business or operations of WFSB.

               (iv) To Post-Newsweek's knowledge, no contamination caused by Post-Newsweek exists on or under the owned WFSB Real Property or on or under any leased WFSB Real Property, or affecting any natural resources therein that would constitute a violation of or noncompliance with any Applicable Environmental Law except for any noncompliance that would not have a material adverse effect on the business or operations of WFSB.

               (v) To Post-Newsweek's knowledge, the WFSB Assets and WFSB's Business are in compliance with all Applicable Environmental Laws except for any noncompliance that would not have a material adverse effect on the business or operations of WFSB.

               (vi) Except as set forth on Schedule 7.17, as of the date hereof, there are no agreements, consent orders, decrees, judgments, license or permit conditions, or other directives of government authorities directed to Post-Newsweek that are based on or arise out of Applicable Environmental Laws and relate to the future use of the WFSB Assets or WFSB's Business or that require any material change in the present conditions of the WFSB Assets or of WFSB's Business.

               (vii) To Post-Newsweek's knowledge, Post-Newsweek has given to pertinent government authorities all notices required pursuant to Applicable Environmental Laws in connection with WFSB's Business. Except as listed on
Schedule 7.17, Post-Newsweek has not prior to the date hereof received any order or notice of violation or noncompliance from, or been the subject of any regulatory audit or investigation (other than any periodic investigation or inspection of a routine nature) by, any government authority in connection with ownership or operation of WFSB's Business.

               (viii) To Post-Newsweek's knowledge, no consent or approval is needed from any government authority under any Applicable Environmental Laws for the transfer of the Assets from Post-Newsweek to Meredith. To Post-Newsweek's knowledge, neither the execution of this Agreement nor the closing of the transactions contemplated hereby will materially violate any Applicable Environmental Laws.

               (ix) To Post-Newsweek's knowledge, all necessary plans for material development, applications, inspection reports, certificates and other instruments required under Applicable Environmental Laws to be filed by Post-Newsweek in connection with the conduct of WFSB's Business have been filed with the appropriate government authority and all permits, licenses, or other authorizations necessary for the lawful conduct of those businesses in compliance with all Applicable Environmental Laws have been obtained, have not been revoked, and are in full force and effect except for any noncompliance that would not have a material adverse effect on the business or operations of WFSB.

     7.18 Brokers. Neither Post-Newsweek nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

     7.19 Transactions With Affiliates. Except as set forth in Schedule 7.19, Post-Newsweek is not now, and since January 1, 1997, has not been a party, directly or indirectly, to any contract, lease, arrangement or transaction which is material to the business or operations of WFSB, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any affiliate of Post-Newsweek, or any officer, director, employee, proprietor, partner or shareholder of Post-Newsweek and no such person has any interest in or right to any of the WFSB Assets. The terms and conditions of the transactions involving Post-Newsweek and any affiliate of Post-Newsweek which are identified on Schedule 7.19 are described briefly therein.

     7.20 Assets. Except for the WFSB Excluded Assets, the WFSB Assets include all of the assets or property necessary for the lawful conduct of the business of WFSB as presently operated.

     7.21 Employee Benefits. Schedule 7.21 lists all WFSB Employee Plans and except as set forth on Schedule 7.21, copies of such WFSB Employee Plans together with any trusts related thereto have previously been made available to Meredith. All WFSB Employee Plans are in material compliance with their terms and with all applicable provisions of ERISA and the Code. Except as set forth on Schedule 7.21, no WFSB Employee Plan is, or within the past six years has been, subject to Title IV of ERISA or Section 412 of the Code. Post-Newsweek has not engaged in any, and with respect to each WFSB Employee Plan Post-Newsweek has no actual knowledge of any, non-exempt prohibited transaction (as defined in Code Section 4975 or ERISA Section 406) involving any WFSB Employee Plan which would subject Post-Newsweek to any material penalty or tax imposed under Code Section 4975 or ERISA Section 502(i). Post-Newsweek has at no time contributed to, or been obligated to contribute to any multiemployer plan (as defined in ERISA Section 3(37)). Post-Newsweek has not engaged in any transaction described in ERISA Section 4069 within the past five years. Post-Newsweek is not aware of the existence of any governmental audit or examination of any WFSB Employee Plan or of any facts which would lead Post-Newsweek to believe that any such audit or examination is pending or threatened. There exists no action suit or claim (other than routine claims for benefits) with respect to any WFSB Employee Plan pending, or to the knowledge of Post-Newsweek threatened, against any WFSB Employee Plan which is reasonably expected to result in any material liability to Post-Newsweek. Except as set forth on
Schedule 7.21 or as required by ERISA Sections 601 et seq. and Code Section 4980B, Post-Newsweek does not sponsor, maintain or contribute to any WFSB Employee Plan which provides medical coverage to retirees or other former employees of Post-Newsweek. All contributions and premium payments for periods prior to the Closing will have been made to each WFSB Employee Plan on or before the Closing or will be made by Post-Newsweek after the Closing. The closing of the transactions contemplated by this Agreement will not result in payments to any WFSB Assumed Employee under any severance pay plan or agreement (including any collective bargaining agreement) of Post-Newsweek other than those paid by Post-Newsweek; provided, however, that any such payments that are due and payable as a result of actions taken by Meredith on or after the Closing Date shall be the sole responsibility of Meredith.

     7.22 Ownership of Assets. As of the Closing Date, Post-Newsweek will own or lease all assets or their replacements used in or for the operation of WFSB in the manner operated by Post-Newsweek on the date hereof.

     7.23 Foreign Person. Post-Newsweek is not a "foreign person" or a "foreign corporation" as such terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

     7.24 Disclosure. No representations or warranties by Post-Newsweek in this Agreement, in the Schedules hereto or any other document referenced in the representations and warranties of Post-Newsweek hereunder as having been provided to Meredith pursuant to such representations or warranties or delivered pursuant to the covenants of Post-Newsweek hereunder, contains or will contain any untrue or misleading statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     7.25 Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Post-Newsweek are pending or, to Post-Newsweek's knowledge, threatened, and Post-Newsweek has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.

     7.26 FCC Qualification. Post-Newsweek is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate WCPX under the Communications Act, and the rules, regulations and policies of the FCC. Except as set forth in this Section 7.26, Post-Newsweek knows of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC (a) disqualify Post-Newsweek as an assignee of the WCPX FCC Licenses or as the owner and operator of WCPX or (b) cause the FCC to fail to approve in a timely fashion any of the applications for FCC Consent. Post-Newsweek currently owns or controls television station WJXT, Channel 4, Jacksonville, Florida, the Grade B contour of which overlaps with the Grade B contour of WCPX. The Grade A contours of WJXT and WCPX do not overlap, and Jacksonville, Florida and Orlando, Florida are located in different

Designated Market Areas as defined by Nielsen Media Research. Accordingly, Post-Newsweek requires and will request from the FCC a waiver of the television duopoly rule (47 C.F.R. Section 73.3555(b)), conditioned on the outcome of the FCC's Television Ownership Rulemaking Proceedings, as contemplated in Review of the Commission's Regulations Governing Television Broadcasting, Second Further Notice of Proposed Rulemaking, (MM Docket Nos. 91-221 and 87-8) FCC 96-438 at Paragraph 57 (released November 7, 1996). With the exception of such conditional waiver, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the application for the assignment of the WCPX FCC Licenses to Post-Newsweek, nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation of the transactions contemplated hereby.

     7.27 Representations to Knowledge of Post-Newsweek. Except with respect to any matters set forth in the environmental reports supplied to Meredith pursuant to Section 7.17 or in any other notice, certificate or document supplied to Meredith by Post-Newsweek and except with respect to matters Meredith is otherwise aware of as of the date hereof, as of the date of this Agreement Post-Newsweek is not aware of any material breach of the representations and warranties set forth in Article 7 of this Agreement.


                                ARTICLE 8
                     ACTIONS OF WCPX PRIOR TO CLOSING
                     --------------------------------

     Between the date of this Agreement and the Closing Date:

     8.1 General. Meredith shall: (i) perform in all material respects its obligations and covenants under the First Media Agreement with respect to WCPX,
(ii) use its commercially reasonable efforts to cause the satisfaction in all material respects of the conditions to First Media's obligations to close under the First Media Agreement with respect to WCPX (except any such conditions waived by First Media), (iii) deliver to Post-Newsweek, promptly after their receipt by Meredith, copies of all notices and other documents provided to Meredith by First Media pursuant to the First Media Agreement, to the extent they relate to or affect the WCPX Assets, the consummation of the acquisition of WCPX under the First Media Agreement, or the rights and remedies of Meredith after the closing under the First Media Agreement with respect to its acquisition of WCPX, (iv) notify Post-Newsweek, promptly after Meredith becomes aware of such event, of any breach or default by First Media of its representations, warranties, covenants or other obligations under the First Media Agreement, to the extent they relate to or affect the WCPX Assets, the consummation of the acquisition of WCPX under the First Media Agreement, or the rights and remedies of Meredith after the closing under the First Media Agreement with respect to its acquisition of WCPX, (v) if First Media does not perform, then request, and take all steps commercially reasonable for a purchaser solely of WCPX to require, First Media to perform its obligations under the First Media Agreement, including without limitation its covenants under Section 5 of the First Media Agreement, to the extent they relate to or affect the WCPX Assets, the consummation of the acquisition of WCPX under the First Media Agreement, or the rights and remedies of Meredith after the closing under the First Media Agreement with respect to its acquisition of WCPX, (vi) take all commercially reasonable actions to afford to Post-Newsweek, to the extent commercially reasonable, all benefits to Meredith under the First Media Agreement that relate to WCPX, and (vii) not without the prior written consent of Post-Newsweek amend or modify, or waive any rights of Meredith under, the First Media Agreement in a manner that adversely affects the WCPX Assets, the consummation of the acquisition of WCPX under the First Media Agreement, or the rights and remedies of Meredith after the closing under the First Media Agreement with respect to its acquisition of WCPX; provided, however, that nothing in this Section 8.1 shall limit any right of Meredith to terminate the First Media Agreement. If Meredith requests Post-Newsweek's consent to an amendment or modification of, or a waiver under, the First Media Agreement, Post-Newsweek shall give or deny its consent in a timely manner, taking into account the time periods set forth in the First Media Agreement. If (i) Meredith requests First Media's consent to a change to the First Media Agreement or the Indemnification Fund Agreement proposed in connection with negotiations required by Section 6.13 of the First Media Agreement or (ii) First Media requests Meredith's consent to a matter that, absent such consent, would be prohibited under Section 5.1 of the First Media Agreement, and Meredith requests Post-Newsweek's consent to such matter, then in either such event Post-Newsweek's consent shall not be unreasonably withheld. Any such request by Meredith shall be sent in writing via facsimile to Post-Newsweek in accordance with Section 15.2 within one business day after it is transmitted by First Media to Meredith. With respect to requests under Section 5.1(b) of the First Media Agreement, unless Post-Newsweek gives or denies its written consent within three business days after the request for consent is transmitted to Post-Newsweek, Post-Newsweek's written consent will be presumed to have been given as of that deadline; and, with respect to any other requests under
Section 5.1 of the First Media Agreement, unless Post-Newsweek gives or denies its written consent within one business day after the request for consent is transmitted to Post-Newsweek, Post-Newsweek's written consent will be presumed to have been given as of that deadline. Notwithstanding anything herein to the contrary, Post-Newsweek acknowledges and agrees that Meredith may, without Post-Newsweek's consent, elect to postpone the closing of the acquisition of WCPX as provided by Section 6.13(b)(ii) of the First Media Agreement and negotiate changes to the First Media Agreement and the Indemnification Fund Agreement (as defined in the First Media Agreement) as required by Section 6.13 of the First Media Agreement (but execution of any such changes shall be subject to the terms of this Section 8.1).

     8.2 Representations and Warranties. Meredith shall give detailed written notice to Post-Newsweek promptly upon learning of the occurrence of any event that would cause or constitute a material breach by Meredith, or would have caused a material breach by Meredith had such event occurred or been known to Meredith prior to the date hereof, of any representations or warranties of Meredith contained in this Agreement or in any Schedule referred to herein.

     8.3 Notice of Proceedings. Meredith shall promptly notify Post-Newsweek in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any court or government authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated. Meredith shall use commercially reasonable efforts to contest, defend and resolve any such suit, proceeding or injunction brought against it, and to cause any temporary restraining order or preliminary injunction against such consummation to be lifted, promptly, so as to permit the consummation of the transactions contemplated hereby. Meredith shall notify Post-Newsweek promptly upon becoming aware of any material action filed or threatened against WCPX or relating to WCPX's Business or the WCPX Assets.

     8.4 Notice of Certain Developments. Meredith shall give prompt written notice to Post-Newsweek (a) if Meredith becomes aware that the WCPX Assets shall have suffered damage on account of fire, explosion or other cause of any nature which is sufficient to prevent operation of WCPX for four (4) continuous hours or more, (b) if Meredith becomes aware that the regular broadcast transmission of WCPX in the normal and usual manner in which it heretofore has been operating is interrupted for a period of four (4) continuous hours or more, or (c) if Meredith receives notice of termination of any material agreement affecting any leased WCPX Real Property.


                                ARTICLE 9
                   OPERATIONS OF WFSB PRIOR TO CLOSING
                   -----------------------------------

     Between the date of this Agreement and the Closing Date:

     9.1 Generally. Post-Newsweek shall operate WFSB in all material respects in the ordinary course of business (except where such conduct would conflict with the following covenants or with Post-Newsweek's other obligations under this Agreement). Post-Newsweek shall maintain and repair WFSB facilities and equipment, maintain inventory of supplies, parts and other materials and keep books of account, records, and files, in each case in the ordinary course of business consistent with past practice to the extent commercially reasonable if Post-Newsweek were continuing to own and operate WFSB. Post-Newsweek shall continue to operate WFSB in accordance with the terms of the WFSB Licenses in all material respects and in compliance in all material respects with all applicable laws and FCC rules and regulations. Except where such failures would not cause a material adverse effect on the business or operations of WFSB, Post-Newsweek will execute and file promptly all necessary applications for renewal of the WFSB Licenses, and timely file with the FCC all required reports and pay all required annual regulatory fees for the operation of WFSB. Post-Newsweek shall deliver to Meredith, within ten (10) business days after filing, copies of any reports, applications or responses to the FCC related to WFSB which are filed between the date of this Agreement and the Closing Date.

     Prior to the Closing Date, except as otherwise permitted by any provision of this Section, Post-Newsweek will not, without the prior written consent of Meredith, which shall not be unreasonably withheld:

          (a) except in the ordinary course of business, enter into, renew, renegotiate, modify, amend, or terminate any time sales contracts for cash that may be canceled on not more than ninety days' notice or production contracts with respect to WFSB or incur any receivables;

          (b) enter into, renew, amend or modify any contract, license or other agreement under which Post-Newsweek is authorized to broadcast programming on WFSB unless any such contract, license or other agreement or renewal, amendment or modification thereof, as applicable, will be and is fully performed and satisfied by Post-Newsweek prior to the Closing Date or unless Post-Newsweek delivers to Meredith its agreement that such contract, license or other agreement or renewal, amendment or modification thereof, as applicable, will not be a WFSB Assumed Contract hereunder, or enter into, renew, amend or modify any program barter transaction which requires the furnishing of advertising time on WFSB or any payments at any time on or after the Closing Date for programming broadcast before the Closing Date;

          (c) apply to the FCC for any construction permit that would restrict WFSB's present operations, or make any material change in WFSB's buildings, leasehold improvements, or fixtures that is not in the ordinary course of business;

          (d) except as set forth on Schedule 9.1 or as permitted in Section 9.1(j), enter into, renew, amend or modify any contract, lease, license or other agreement unless any such document requires the payment by or on behalf of WFSB of consideration consisting of no more than $10,000 individually and will be subject to termination on thirty (30) days notice or be fully performed and satisfied prior to the one (1) year anniversary thereof;

          (e) make any assignment for the benefit of creditors or take any action in contemplation of, or which would constitute the basis for, the institution of insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary;

          (f) enter into, renew, amend or modify any trade agreement that is not to be fully performed by the Closing Date;

          (g) enter into any new lease agreements for space on WFSB's broadcast tower;

          (h) subject to the terms of Section 10.11, take or permit any entity under its control to take any actions that would result in the WFSB Assets or the business of WFSB being in violation of any Applicable Environmental Laws, nor will Post-Newsweek omit to take any action necessary to prevent the WFSB Assets or the business of WFSB from violating the Applicable Environmental Laws, except for such actions or omissions that would not have a material adverse effect on the business or operations of WFSB;

          (i) collect the accounts receivable in a manner inconsistent with past practices; or

          (j) except as required by law or existing contract, in which case such agreements and contracts shall be assumed by Meredith and treated as WFSB Assumed Liabilities hereunder, (i) hire any employee except in the ordinary course of business, (ii) enter into, renew, amend or modify any contract of employment, collective bargaining agreement or other labor contract or (iii) permit any increases in the compensation of any of the employees of WFSB except for annual salary increases not exceeding seven percent (7%) of previously paid compensation; provided, however, that Post-Newsweek may pay bonuses to any of its employees so long as such bonuses do not create a binding obligation upon Meredith after the Closing Date.

     Whenever, pursuant to subsections (a) through (j) above, Post-Newsweek shall request the consent of Meredith, the request shall be sent in writing via facsimile to Meredith in accordance with Section 15.2. With respect to requests under Section 9.1(b), unless Meredith gives or denies its written consent by the end of the fifth business day after the request for consent is transmitted to Meredith, Meredith's written consent will be presumed to have been given as of that deadline; and, with respect to any other requests under
Section 9.1, unless Meredith gives or denies its written consent by the end of the second business day after the request for consent is transmitted to Meredith, Meredith's written consent will be presumed to have been given as of that deadline.

     9.2 Goodwill; Expenditures. Post-Newsweek will use its commercially reasonable efforts to preserve the goodwill of WFSB and shall make expenditures for promotion of WFSB in the ordinary course of business consistent with past practices and substantially in accordance with Schedule 9.1 to the extent that taking such actions in connection with making such expenditures pursuant to
Schedule 9.1 is within the control of Post-Newsweek and to the extent commercially reasonable if Post-Newsweek were continuing to own and operate WFSB. To the extent it has not previously done so, Post-Newsweek will negotiate and enter into retransmission consent agreements in the ordinary course of business.

     9.3 Dispositions. Post-Newsweek shall not sell, assign, lease, or otherwise transfer or dispose of any of the WFSB Assets, except where no longer used in the business or operations of WFSB or in connection with the acquisition of replacement property of equivalent kind and use.
Notwithstanding the foregoing or anything else contained in the Agreement, the expiration by their terms of contracts prior to the Closing shall not be deemed to be a violation of this Agreement.

     9.4 Encumbrances. Post-Newsweek shall not create, assume or permit to exist any liens, security interests, mortgages, pledges, encumbrances, or restrictions upon any of the WFSB Assets, including, but not limited to, the WFSB Real Property and leased WFSB Real Property, except for Permitted Liens and liens that will be discharged prior to or on the Closing Date.

     9.5 Access to Information. Post-Newsweek shall give Meredith and its employees and other authorized representatives during normal business hours and with reasonable prior notice, access to the WFSB Assets and to all other books, records, and documents of Post-Newsweek relating to WFSB for the purpose of audit and inspection, including for purposes of conducting title searches and/or environmental assessments, and will furnish or cause to be furnished to Meredith or its authorized representatives, upon reasonable notice, all information with respect to the business and operation of WFSB that Meredith may reasonably request

     9.6 Insurance. Post-Newsweek shall maintain the existing insurance policies on the WFSB Assets or other policies providing substantially similar coverages.

     9.7 Financial Information. Post-Newsweek shall furnish Meredith within thirty days after the end of the month of April, 1997 and each month thereafter ending prior to the Closing Date an unaudited statement of income and expense for such month for WFSB and such other financial information prepared by Post-Newsweek with respect to WFSB, as Meredith may reasonably request.

     9.8 Representations and Warranties. Post-Newsweek shall give detailed written notice to Meredith promptly upon becoming aware of the occurrence of any event that would cause or constitute a material breach by Post-Newsweek, or would have caused a material breach by Post-Newsweek had such event occurred or been known to Post-Newsweek prior to the date hereof, of any representations or warranties of Post-Newsweek contained in this Agreement or in any Schedule referred to herein.

     9.9 Notice of Proceedings. Post-Newsweek shall promptly notify Meredith in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any court or government authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated. Post-Newsweek shall use commercially reasonable efforts to contest, defend and resolve any such suit, proceeding or injunction brought against it, and to cause any temporary restraining order or preliminary injunction against such consummation to be lifted, promptly, so as to permit the consummation of the transactions contemplated hereby. Post-Newsweek shall notify Meredith promptly upon becoming aware of any material action filed or threatened against WFSB or relating to WFSB's Business or the WFSB Assets.

     9.10 Notice of Certain Developments. Post-Newsweek shall give prompt written notice to Meredith (a) if Post-Newsweek becomes aware that the WFSB Assets shall have suffered damage on account of fire, explosion or other cause of any nature which is sufficient to prevent operation of WFSB for four (4) continuous hours or more, (b) if Post-Newsweek becomes aware that the regular broadcast transmission of WFSB in the normal and usual manner in which it heretofore has been operating is interrupted for a period of four (4) continuous hours or more, or (c) if Post-Newsweek receives notice of termination of any material agreement affecting any leased WFSB Real Property.


                               ARTICLE 10
                    SPECIAL COVENANTS AND AGREEMENTS
                    --------------------------------

     10.1 Certain Leased Assets. Meredith shall cause First Media to terminate the leases relating to the assets described in Schedule 10.1 ("WCPX Certain Leased Assets"), and include the WCPX Certain Leased Assets in the WCPX Assets to be acquired from First Media and transferred to Post-Newsweek on the Closing Date.

     10.2  Confidentiality.

          (a) The parties shall not use or disclose to third parties (except as may be necessary for the consummation of the transactions contemplated hereby, or as required by law, including, without limitation, in connection with legal proceedings relating to this Agreement and the transactions contemplated hereby, or otherwise pursuant to subpoena or the request of a governmental authority, and then only with prior notice to the other party hereto, including delivery of a copy of the subpoena or request, if applicable) this Agreement or any information (including, without limitation, financial information and information regarding program contracts and revenue) received from the other party hereto or its agents in the course of investigating, negotiating and performing the transactions contemplated by this Agreement; provided, however, that either party may disclose such information to such party's officers, directors, employees, lenders, advisors, attorneys and accountants who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by such party of the confidential nature of such information. Nothing shall be deemed to be confidential information that: (1) is already in such party's possession, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party hereto or another party, or (2) becomes generally available to the public other than as a result of a disclosure by such party or such party's officers, directors, employees, lenders, advisors, attorneys or accountants, or (3) becomes available to such party on a non-confidential basis from a source other than the other party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party hereto or another party, or (4) is developed independently by either party without resort to the confidential information of the other party. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other all copies of documents, work papers and other written confidential material obtained by such party in connection with the transactions contemplated hereby. If this Agreement is terminated, each party will return to the other party all information (including all documents, work papers and other written confidential material) obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

          (b) No party shall publish any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which shall not be withheld unreasonably; provided, however, that nothing contained in this Agreement shall prevent either party, after notification to the other party, from making any filings with governmental authorities that, in its judgment, may be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     10.3 Cooperation. The parties shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and each party shall execute such other documents as may be necessary or desirable to obtain the WCPX Consents and the WFSB Consents, desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. The parties shall each diligently make, and cooperate with the other in making, all commercially reasonable efforts to obtain or cause to be obtained prior to the Closing Date (a) all WCPX Consents without any change in the terms or conditions of any WCPX Assumed Contract or WCPX License that could reasonably be expected to be materially less advantageous to Post-Newsweek than those pertaining under the WCPX Assumed Contracts and WCPX Licenses in effect on the date of this Agreement, (b) all WFSB Consents without any change in the terms or conditions of any WFSB Assumed Contract or WFSB License that could reasonably be expected to be materially less advantageous to Meredith than those pertaining under the WFSB Assumed Contracts and WFSB Licenses in effect on the date of this Agreement, and (c) estoppel certificates, in customary form reasonably satisfactory to the parties, relating to the WCPX Real Property leased to Meredith or the WFSB Real Property leased to Post-Newsweek. Each party shall promptly advise the other of any difficulties experienced in obtaining any of the WCPX Consents or WFSB Consents and of any conditions proposed, considered, or requested for any of such WCPX Consents or WFSB Consents. Each party agrees to use all commercially reasonable efforts to assist the other in obtaining all such WCPX Consents, WFSB Consents and such estoppel certificates, and to take all commercially reasonable actions necessary or desirable to obtain such WCPX Consents, WFSB Consents and such estoppel certificates, including without limitation, executing such assumption instruments and other documents as may be required in connection with obtaining the WCPX Consents, WFSB Consents and the estoppel certificates. Each party will cooperate with the other's efforts to obtain title policies.

     10.4  Control of the Stations.

          (a) Prior to Closing, Post-Newsweek shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of WCPX; those operations, including complete control and supervision of all of such Station's programs, employees and policies, shall be the sole responsibility of the holder of the WCPX FCC Licenses.

          (b) Prior to Closing, Meredith shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of WFSB; those operations, including complete control and supervision of all of such Station's programs, employees and policies, shall be the sole responsibility of Post-Newsweek.

     10.5  WCPX Accounts Receivable.

          (a) At the Closing, Meredith will designate Post-Newsweek as its agent solely for the purposes of collecting the WCPX Accounts Receivable. Post-Newsweek will collect the WCPX Accounts Receivable during the period beginning on the Closing Date and ending on the 180th day after the Closing Date (the "WCPX Collection Period") with the same care and diligence Post-Newsweek uses with respect to its own WFSB Accounts Receivable. Post-Newsweek shall not make any referral or compromise of any of the WCPX Accounts Receivable to a collection agency or attorney for collection and shall not settle or adjust the amount of any of the WCPX Accounts Receivable without the written approval of Meredith. If Post-Newsweek receives monies from an account debtor of Post-Newsweek that is also an account debtor of Meredith with respect to any WCPX Accounts Receivable, Post-Newsweek shall credit the sums received to the oldest account due, unless there is a good faith dispute with respect to either account and the account debtor specifically identifies the invoice being paid, in which case any payment by such account debtor shall be applied in accordance with any remittance advice or instructions from account debtor; provided, however, that to the extent any amount in excess of the amount of such invoice is received, Post-Newsweek shall credit such amounts received to the oldest account due.

          (b) On or before the fifth business day after the end of each full calendar month during the WCPX Collection Period, Post-Newsweek shall deliver to Meredith a list of the amounts collected by Post-Newsweek before the end of such month with respect to the WCPX Accounts Receivable. On or before the fifth business day after the end of the WCPX Collection Period, Post-Newsweek shall deliver to Meredith a list of all of the WCPX Accounts Receivable that remain uncollected.

          (c) Meredith shall establish and maintain during the WCPX Collection Period (and for as long after the WCPX Collection Period as Meredith deems appropriate) a bank account at First National Bank of Chicago/NBD for the deposit of collections of the WCPX Accounts Receivable. Meredith (or, if designated by Meredith, First Media) shall have sole disbursement authority over such bank account. Within five business days after collecting any amounts with respect to any of the WCPX Accounts Receivable, Post-Newsweek shall cause the amount collected to be deposited in the appropriate bank account established by Meredith pursuant to this Section 10.5(c).

          (d) After the expiration of the WCPX Collection Period, Post-Newsweek shall have no further obligation hereunder other than (1) so long as Meredith continues to maintain the bank account established pursuant to Section 10.5(c), to deposit in such account any payments with respect to any of the WCPX Accounts Receivable that Post-Newsweek subsequently receives, and (2) thereafter, to remit directly to Meredith any payments with respect to any of the WCPX Accounts Receivable that Post-Newsweek subsequently receives.

          (e) Any WCPX Accounts Receivable remaining uncollected 180 days after the Closing Date shall be transferred to Meredith, together with all files concerning the collection or attempt to collect such WCPX Accounts Receivable hereunder, and Post-Newsweek shall thereafter have no further responsibility with respect thereto.

          (f) Post-Newsweek shall have no right to set-off any amounts collected for WCPX Accounts Receivable against any amounts owed to Post-Newsweek by Meredith.

     10.6  WFSB Accounts Receivable and Accounts Payable.

          (a) Notwithstanding anything to the contrary contained in this Agreement, Meredith shall, from and after the Closing Date and until the later of (i) such time as all of the accounts payable incurred in connection with the conduct of WFSB prior to the Closing Date (the "Pre-Closing WFSB Payables") shall have been paid and (ii) 180 days after the Closing Date (the "WFSB Collection Period"), use its reasonable efforts to collect for Post-Newsweek's account the WFSB Accounts Receivable and apply the proceeds of such collections (the "WFSB Receivables Proceeds") in the manner set forth in this Section 10.6.


          (b) All amounts received by Meredith from obligors under WFSB Accounts Receivable (including any such obligors that are also indebted to Meredith) shall be applied by Meredith in accordance with the obligors' instructions; provided, however, that if such instructions are not obtained, such amounts shall be applied first to the oldest outstanding invoice in respect of which such obligor is indebted to either of Post-Newsweek or Meredith. Any amounts received by Post-Newsweek from obligors under the WFSB Accounts Receivable (including any such obligors that are also indebted to Meredith) shall be applied by Post-Newsweek in accordance with the obligors' instructions; provided, however, that if such instructions are not obtained, such amounts shall be applied first to the oldest outstanding invoice in respect of which such obligor is indebted to either of Post-Newsweek or Meredith. Any amounts received by Post-Newsweek in respect of trade accounts receivable of Meredith from persons or entities that are not obligors under the WFSB Receivables shall promptly be remitted by Post-Newsweek to Meredith.

          (c) During the Collection Period, prior to the 15th day of each calendar month, Meredith shall provide to Post-Newsweek copies of all invoices in respect of Pre-Closing WFSB Payables received by Meredith during the immediately preceding calendar month. Except to the extent that Post-Newsweek objects in good faith to the payment of any amount reflected in any such invoice within 10 calendar days of the delivery of the same to Post-Newsweek by Meredith, Meredith is hereby authorized to, and shall, pay for Post-Newsweek's benefit out of the WFSB Receivables Proceeds all amounts reflected in all such invoices which are Pre-Closing WFSB Payables; provided, however, that if there are not sufficient proceeds to make such payments, Meredith may (and, during the period of the first 15 calendar days following the Closing Date, shall) make such payments out of their own funds and reimburse themselves out of future WFSB Receivables Proceeds or otherwise seek reimbursement from Post-Newsweek.

          (d) During the Collection Period, prior to the 15th day of each calendar month (commencing with the calendar month following the month in which the Closing occurs), Meredith shall deliver to Post-Newsweek a statement setting forth in reasonable detail the amount of WFSB Receivables Proceeds collected by Meredith during the preceding calendar month and the amount thereof applied by Meredith to the payment of Pre-Closing WFSB Payables, and shall concurrently remit to Post-Newsweek an amount equal to the amount, if any, by which such collections exceeded such payments.

          (e) Post-Newsweek and Meredith shall cooperate in all matters necessary or appropriate to carry out fully the purposes and intent of this
Section 10.6. Without limiting the generality or effect of the preceding sentence, (i) Post-Newsweek hereby authorizes Meredith to collect and receive all payments in respect of WFSB Accounts Receivable during the Collection Period and to receive and open all mail and other communications relating to WFSB received by Meredith, (ii) prior to the expiration of the Collection Period, Post-Newsweek shall use reasonable efforts to cause all payments, correspondence and other communications in respect of or relating to the WFSB Accounts Receivable and Pre-Closing WFSB Payables to be delivered or directed to Meredith, and (iii) Post-Newsweek hereby authorizes Meredith, at all times during the Collection Period, to endorse, without recourse, the name of Post-Newsweek on any check or other evidence of payment received by Meredith on account of any WFSB Accounts Receivable.

          (f) From and after the expiration of the Collection Period, Meredith shall (i) use reasonable efforts to cause all payments, correspondence and other communications in respect of or relating to the WFSB Accounts Receivable to be delivered or directed to Post-Newsweek and (ii) promptly forward or remit to Post-Newsweek, in the form received, such payments and correspondence thereafter received by Meredith.

     10.7  Access to Books and Records.

          (a) Meredith shall use commercially reasonable efforts to cause First Media to provide Post-Newsweek access and the right to copy for a period of seven years from the Closing Date any books and records relating to the WCPX Assets but not included in the WCPX Assets. Post-Newsweek shall provide Meredith and First Media access and the right to copy for a period of seven years after the Closing Date any books and records relating to the WCPX Assets that are included in the WCPX Assets.

          (b) Post-Newsweek shall provide Meredith access and the right to copy for a period of seven years from the Closing Date any books and records relating to the WFSB Assets but not included in the WFSB Assets. Meredith shall provide Post-Newsweek access and the right to copy for a period of seven years after the Closing Date any books and records relating to the WFSB Assets that are included in the WFSB Assets.

     10.8 WCPX Employee Matters. The following provisions shall act exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity:

          (a) Effective as of the Closing Date, Post-Newsweek shall offer employment to each employee who is actively employed at WCPX immediately prior to the Closing Date (collectively, the "WCPX Assumed Employees"); provided that nothing herein shall require Post-Newsweek to continue the employment of any such person for any period of time thereafter. Except as otherwise provided in this Section 10.8 or as any employment agreement between Post-Newsweek and any WCPX Assumed Employee may otherwise require, Post-Newsweek shall offer employment to the WCPX Assumed Employees at compensation levels that are substantially similar in the aggregate for each such WCPX Assumed Employee to the compensation levels of WCPX's employees as of the Closing Date as described on a list to be delivered to Post-Newsweek on or prior to the Closing Date. Post-Newsweek shall assume all contracts of employment of the WCPX Assumed Employees listed on Schedule 3.13 to the First Media Agreement and those listed on Schedule 3.7 to this Agreement, and notwithstanding anything in the foregoing to the contrary, to the extent such employment contract or collective bargaining agreement assumed hereunder provides for terms and conditions in addition to those referenced in the preceding sentence, Post-Newsweek shall assume the terms thereof. Each WCPX Assumed Employee shall receive credit for past service with WCPX, to the extent credited by First Media and/or Meredith as of the Closing Date, for all purposes under Post-Newsweek's benefits plans; provided, however, that Post-Newsweek shall not be required to provide any WCPX Assumed Employee with credit for service with WCPX for purposes of benefit accrual under any 401(k), defined benefit pension plan, and post-retirement benefit plan sponsored or maintained by Post-Newsweek.

          (b) Post-Newsweek shall grant WCPX Assumed Employees credit for and shall assume and be responsible for any liabilities with respect to accrued sick and personal leave and earned vacation time by any WCPX Assumed Employees as of the Closing Date.

          (c) WCPX Assumed Employees shall be eligible to participate in Post-Newsweek's 401(k) plan under all applicable terms of that plan. An WCPX Assumed Employee shall be eligible under the terms of the plan after one year of service with the Post-Newsweek in which the WCPX Assumed Employee has worked 1,000 hours or more.

          (d) Post-Newsweek agrees that Meredith or First Media may inform the WCPX employees that Post-Newsweek has agreed that the WCPX Assumed Employees will be offered employment and the terms and conditions relating to such employment as provided in this Section 10.8; provided, however, that Post-Newsweek shall have the right to approve any written statement to be made or authorized by Meredith in connection therewith.

          (e) Post-Newsweek shall provide WCPX Assumed Employees with severance benefits in accordance with the terms of the First Media Television, L.P. Severance Pay Plan as if such plan were assumed by Post-Newsweek and continued for the benefit of WCPX Assumed Employees, without amendment thereto, for a period of 180 days following the Closing Date.

          (f) Post-Newsweek shall assume full responsibility and liability for payment of all claims incurred but not paid as of the Closing Date under the First Media Television, L.P. Group Health Plan with respect to WCPX, provided Meredith shall reimburse Post-Newsweek for all such claims paid by Post-Newsweek through the first anniversary of the Closing Date. Such claims shall be subject to and paid in accordance with the terms of that plan. Post-Newsweek shall submit to Meredith at the end of each calendar month following the Closing Date documentation of the claims actually paid by Post-Newsweek under the terms of such plan during such month, and Meredith shall within fifteen (15) business days of receipt of such documentation reimburse Post-Newsweek for such paid claims.

          (g) Post-Newsweek may request the right to assume sponsorship of and responsibility for any Employee Plan (as defined in the First Media Agreement) with respect to WCPX Assumed Employees or other compensation arrangement that provides health, life, accident, disability or other welfare benefits to WCPX Assumed Employees, provided Post-Newsweek gives written notice to Meredith of its intent to assume any such Employee Plan or arrangement prior to the date Meredith is required to give corresponding notice to First Media under the First Media Agreement. Meredith shall use commercially reasonable efforts to assign to Post-Newsweek any insurance policies or service agreements underlying such Employee Plan or arrangement.

          (h) Post-Newsweek shall offer health plan coverage to all WCPX Assumed Employees and their eligible dependents either under the terms and conditions generally applicable to Post-Newsweek's employees as of the Closing Date or, if Post-Newsweek continues First Media's group health plan with respect to WCPX Assumed Employees, under terms and conditions generally applicable to WCPX Assumed Employees and their eligible dependents on or before the Closing Date; provided, however, that Post-Newsweek must provide notice to Meredith of its intent to assume First Media's group health plan prior to the date Meredith is required to give corresponding notice to First Media under the First Media Agreement. In the event Post-Newsweek offers the WCPX Assumed

Employees and their eligible dependents health plan coverage under the terms of its plan, and does not continue First Media's plan, Post-Newsweek shall waive all preexisting condition limitations for all WCPX Assumed Employees and their eligible dependents covered by First Media's (and Meredith's, if applicable) group health plan as of the Closing Date and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Post-Newsweek shall credit all employee or dependent payments toward deductible and co-payment obligations limits under First Media's (and Meredith's, if applicable) health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Post-Newsweek's health care plans during the plan year which includes the Closing Date, with respect to the WCPX Assumed Employees and their eligible dependents.

     10.9 WFSB Employee Matters. The following provisions shall act exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity:

          (a) Effective as of the Closing Date, Meredith shall offer employment to each employee of Post-Newsweek who is actively employed at WFSB immediately prior to the Closing Date (collectively, the "WFSB Assumed Employees"); provided that nothing herein shall require Meredith to continue the employment of any such person for any period of time thereafter. Except as otherwise provided in this Section 10.9 or as any employment agreement between Meredith and any WFSB Assumed Employee may otherwise require, Meredith shall offer employment to the WFSB Assumed Employees at compensation levels that are substantially similar in the aggregate for each such WFSB Assumed Employee to the compensation levels of Post-Newsweek's employees as of the Closing Date as described on a list to be delivered to Meredith on or prior to the Closing Date. Meredith shall assume all contracts of employment of the WFSB Assumed Employees listed on Schedule 7.13 and notwithstanding anything in the foregoing to the contrary, to the extent such employment contract or collective bargaining agreement assumed hereunder provides for terms and conditions in addition to those referenced in the preceding sentence, Meredith shall assume the terms thereof. Each WFSB Assumed Employee shall receive credit for past service with WFSB, to the extent credited by Post-Newsweek as of the Closing Date, for all purposes under Meredith's benefits plans; provided, however, that Meredith shall not be required to provide any WFSB Assumed Employee with credit for service with Post-Newsweek for purposes of benefit accrual under any 401(k), defined benefit pension plan, and post-retirement benefit plan sponsored or maintained by Meredith.

          (b) Meredith shall grant WFSB Assumed Employees credit for and shall assume and be responsible for any liabilities with respect to accrued sick and personal leave and earned vacation time by any WFSB Assumed Employees as of the Closing Date.

          (c) WFSB Assumed Employees shall be eligible to participate in Meredith's 401(k) plan under all applicable terms of that plan. An WFSB Assumed Employee shall be eligible under the terms of the plan after one year of service with the Meredith in which the WFSB Assumed Employee has worked 1,000 hours or more.

          (d) Meredith agrees that Post-Newsweek may inform its employees that Meredith has agreed that the WFSB Assumed Employees will be offered employment and the terms and conditions relating to such employment as provided in this
Section 10.9; provided, however, that Meredith shall have the right to approve any written statement to be made by Post-Newsweek in connection therewith.

          (e) Meredith shall offer health plan coverage to all WFSB Assumed Employees and their eligible dependents under the terms and conditions generally applicable to Meredith's employees as of the Closing Date. Meredith shall waive all preexisting condition limitations for all WFSB Assumed Employees and their eligible dependents covered by Post-Newsweek's group health plan as of the Closing Date and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Meredith shall credit all employee or dependent payments toward deductible and co-payment obligations limits under Post-Newsweek's health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Meredith's health care plans during the plan year which includes the Closing Date, with respect to the WFSB Assumed Employees and their eligible dependents.

     10.10 Cure. For all purposes under this Agreement, the existence or occurrence of any events or circumstances that constitutes or causes a breach of a representation or warranty of a party (including without limitation under the information disclosed in the Schedules hereto) on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured in all material respects on or prior to the Closing Date.

     10.11  Environmental Reports.

          (a)  WFSB.

          (i) Meredith at its election and cost may obtain Phase I environmental reports for any owned site and for any leased tower, office and studio site included in the WFSB Real Property. To the extent Meredith so elects, Meredith shall use commercially reasonable efforts to obtain, and Post-Newsweek shall cooperate with Meredith in obtaining, at Meredith's expense, as soon as is reasonably practicable after the date hereof (which Meredith shall use its commercially reasonable efforts to be within 45 days) such Phase I environmental reports. If the Phase I environmental report shows any potential environmental liability, Meredith shall use reasonable efforts to obtain, and Post-Newsweek shall and will cooperate with Meredith in obtaining, at Meredith's expense, as soon as is reasonably practicable after such potential environmental liability becomes known to Meredith, a Phase II environmental report for each such parcel of Real Property owned or leased by Post-Newsweek with any potential environmental liability. Such Phase I and Phase II environmental reports are hereinafter referred to as the "WFSB Assessments."

          (ii) Copies of each WFSB Assessment shall be delivered to Post-Newsweek by Meredith promptly after receipt by Meredith. Post-Newsweek and Meredith agree that the results of any WFSB Assessment carried out pursuant to this section shall not be disclosed to any third party, unless such disclosure is required by law; provided, however, that each party may disclose such information to such party's officers, directors, employees, lenders, advisors, attorneys and accountants who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by such party of the confidential nature of such information.

          (iii) If any Assessment reveals any reasonable potential of liability under any Applicable Environmental Laws ("WFSB Environmental Noncompliance"), Post-Newsweek shall be responsible for the costs of remediation. If the cost of such remediation exceeds $1,500,000 in the aggregate for all parcels subject to this Section 10.11(a), then either Meredith or Post-Newsweek may terminate this Agreement as provided for in
Section 13.1; provided, however, notwithstanding the foregoing, to the extent such remediation costs exceed $1,500,000 (i) Post-Newsweek may elect to pay such remediation costs in excess of $1,500,000 and shall make arrangements reasonably satisfactory to Meredith to pay such excess costs, and in such event Meredith may not terminate this Agreement as a result of such remediation costs exceeding $1,500,000; or (ii) Meredith may elect to pay such remediation costs in excess of $1,500,000 and in such event Post-Newsweek may not terminate this Agreement as a result of such environmental costs exceeding $1,500,000. If the Closing is not consummated hereunder, neither party shall have any obligation to remediate hereunder.

          (b)  WCPX.

          (i) Post-Newsweek at its election and cost may obtain Phase I environmental reports for any owned site and for any leased tower, office and studio site included in the WCPX Real Property. To the extent Post-Newsweek so elects, Post-Newsweek shall use commercially reasonable efforts to obtain, and Meredith shall cooperate with Post-Newsweek in obtaining, at Post-Newsweek's expense, as soon as is reasonably practicable after the date hereof (which Post-Newsweek shall use its commercially reasonable efforts to be within 45 days) such Phase I environmental reports. If the Phase I environmental report shows any potential environmental liability, Post-Newsweek shall use reasonable efforts to obtain, and Meredith shall and will cooperate with Post-Newsweek in obtaining, at Post-Newsweek's expense, as soon as is reasonably practicable after such potential environmental liability becomes known to Post-Newsweek, a Phase II environmental report for each such parcel of Real Property owned or leased by Meredith with any potential environmental liability. Such Phase I and Phase II environmental reports are hereinafter referred to as the "WCPX Assessments."

          (ii) Copies of each WCPX Assessment shall be delivered to Meredith by Post-Newsweek promptly after receipt by Post-Newsweek. Meredith and Post-Newsweek agree that the results of any WCPX Assessment carried out pursuant to this section shall not be disclosed to any third party, unless such disclosure is required by law; provided, however, that each party may disclose such information to such party's officers, directors, employees, lenders, advisors, attorneys and accountants who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by such party of the confidential nature of such information.

          (iii) If any Assessment reveals any reasonable potential of liability under any Applicable Environmental Laws ("WCPX Environmental Noncompliance"), Meredith shall be responsible for the costs of remediation.
If the cost of such remediation exceeds $1,500,000 in the aggregate for all parcels subject to this Section 10.11(b), then either Post-Newsweek or Meredith may terminate this Agreement as provided for in Sections 13.1; provided, however, notwithstanding the foregoing, to the extent such remediation costs exceed $1,500,000 (i) Meredith may elect to pay such remediation costs in excess of $1,500,000 and shall make arrangements reasonably satisfactory to Post-Newsweek to pay such excess costs, and in such event Post-Newsweek may not terminate this Agreement as a result of such remediation costs exceeding $1,500,000; or (ii) Post-Newsweek may elect to pay such remediation costs in excess of $1,500,000 and in such event Meredith may not terminate this Agreement as a result of such environmental costs exceeding $1,500,000. If the Closing is not consummated hereunder, neither party shall have any obligation to remediate hereunder.

     10.12 Hartford Lease. Upon Closing, Meredith and the Post-Newsweek Parent shall enter into a lease agreement providing for a lease by Meredith to the Post-Newsweek Parent of its current corporate offices on the fourth floor of the WFSB studio building. The Post-Newsweek Parent and Meredith shall cooperate to ensure that access by each to the premises of the other is appropriately restricted. Such lease agreement shall provide for (i) a term of five years, (ii) payment by the Post-Newsweek Parent to Meredith of monthly rent in the amount currently paid for such premises (as disclosed by Post-Newsweek to Meredith prior to the date hereof), and (iii) other customary terms for a commercial office lease.

                               ARTICLE 11
                       CONDITIONS TO OBLIGATIONS
                       -------------------------

     11.1 Conditions to Obligations of Post-Newsweek. All obligations of Post-Newsweek at the Closing hereunder are subject at Post-Newsweek's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

          (a) Representations and Warranties. All representations and warranties of Meredith contained in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of that time except (1) to the extent any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation and warranty shall be true and accurate as of such earlier specified date or dates (but also subject to clause (3) of this Section 11.1(a)), (2) for changes that are permitted or contemplated pursuant to this Agreement or (3) where the consequence of the matter set forth in such representation and warranty having failed to be true and accurate as of the date when made, on the Closing Date or on such earlier specified date would not result in a WCPX Material Adverse Change.

          (b) Covenants and Conditions. (i) Meredith shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except to the extent that the consequence of the failure of Meredith to have so performed or complied would not result in a WCPX Material Adverse Change; (ii) First Meredith shall have satisfied the condition set forth in
Section 7.1(b) of the First Media Agreement as and when required under the First Media Agreement.

          (c) Required Consents. All WCPX Required Consents shall have been obtained and delivered to Post-Newsweek.

          (d) FCC Consent. The FCC Consent shall have been granted; provided, however, that this condition shall not be deemed satisfied if a petition to deny or other material objection has been filed with the FCC with respect to the application for consent to assignment of the WCPX FCC Licenses by First Media to Meredith or by Meredith to Post-Newsweek and there exists a significant risk that the FCC Consent will not become final (i.e., no longer subject to administrative or judicial review). If Post-Newsweek believes such a significant risk exists with respect to an objection to assignment of the WCPX FCC Licenses by First Media to Meredith, then Post-Newsweek shall notify Meredith thereof at the time such determination is made with respect to WCPX under the First Media Agreement. If Post-Newsweek gives such notice, then Meredith will give corresponding notice to First Media. If First Media disagrees as to the existence of such significant risk, then the matter shall be resolved as set forth in Sections 7.1(d) and 7.2(d) of the First Media Agreement. The decision of counsel pursuant thereto shall be binding on the parties hereto, and no party shall have any recourse against such counsel or his or her firm with respect to such decision. In the event that as of the date scheduled for Closing, communications counsel to Meredith and to Post-Newsweek disagree as to the existence of such a significant risk with respect to an objection to assignment of the WCPX FCC Licenses by Meredith to Post-Newsweek, then within two (2) business days of such date, the question will be referred to independent, outside communications counsel experienced in communications law, mutually satisfactory to Meredith's and Post-Newsweek's counsel who shall be asked to resolve the disagreement within five (5) business days of his or her selection; and provided further that if such independent, outside communications counsel is not chosen within such two business day period, either Meredith or Post-Newsweek may apply to the American Arbitration Association to appoint an independent, outside communications counsel. The parties agree that the decision of such counsel shall be binding on the parties hereto and that no party shall have any recourse against such counsel or his or her firm with respect to such decision.

          (e) HSR Act. The waiting period under the HSR Act shall have expired or terminated without adverse action by DOJ or the FTC to prevent the Closing and there shall not be pending any action instituted by the FTC or the DOJ under the HSR Act.

          (f) Legal Proceedings. No injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction shall be in effect that restrains or prohibits Post-Newsweek from consummating the transactions contemplated by this Agreement.

          (g) Deliveries. Meredith shall have made or stand willing to make all the deliveries to Post-Newsweek described in Section 12.2.

          (h) Licenses. Meredith shall be the holder of all WCPX Material Licenses. There shall not have been any modification of any WCPX License that could have a material adverse effect on the business of WCPX as presently conducted. Excluding any proceeding relating to the FCC Consent under the First Media Agreement, the FCC Consent hereunder or disclosed on Schedule 3.14 to the First Media Agreement, no proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend or modify adversely any WCPX FCC License and that (1)is related specifically to Meredith or First Media, or the operation of WCPX by Meredith or First Media, and not to the television industry generally or similarly-situated television stations generally and not arising out of Post-Newsweek's qualifications, conduct or ownership of other stations in the market, (2) if decided adversely would have a material adverse effect on the ability of Post-Newsweek to operate WCPX's Business as presently conducted, and (3) has a reasonable likelihood of being decided adversely.

          (i) WCPX. The acquisition by Meredith of WCPX from First Media shall have been consummated.

     11.2 Conditions to Obligations of Meredith. All obligations of Meredith at the Closing hereunder are subject at Meredith's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

          (a) Representations and Warranties. All representations and warranties of Post-Newsweek contained in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of that time except (1) to the extent any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation and warranty shall be true and accurate as of such earlier specified date or dates (but also subject to clause (3) of this Section 11.2(a)), (2) for changes that are permitted or contemplated pursuant to this Agreement or (3) where the consequence of the matter set forth in such representation and warranty having failed to be true and accurate as of the date when made, on the Closing Date or on such earlier specified date would not result in a WFSB Material Adverse Change.

          (b) Covenants and Conditions. Post-Newsweek shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except to the extent that the consequence of the failure of Post-Newsweek to have so performed or complied would not result in a WFSB Material Adverse Change.

          (c) Required Consents. All WFSB Required Consents shall have been obtained.

          (d) FCC Consent. The FCC Consent shall have been granted; provided, however, that this condition shall not be deemed satisfied if a petition to deny or other material objection has been filed with the FCC with respect to the application for consent to assignment of the WFSB FCC Licenses by Post-Newsweek to Meredith and there exists a significant risk that the FCC Consent will not become final (i.e., no longer subject to administrative or judicial review). In the event that as of the date scheduled for Closing, communications counsel to Post-Newsweek and to Meredith disagree as to the existence of such a significant risk that the FCC Consent will not become final, then within two (2) business days of such date, the question will be referred to independent, outside communications counsel experienced in communications law, mutually satisfactory to Post-Newsweek's and Meredith's counsel who shall be asked to resolve the disagreement within five (5) business days of his or her selection; and provided further that if such independent, outside communications counsel is not chosen within such two business day period, either Post-Newsweek or Meredith may apply to the American Arbitration

Association to appoint an independent, outside communications counsel. The parties agree that the decision of such counsel shall be binding on the parties hereto and that no party shall have any recourse against such counsel or his or her firm with respect to such decision.

          (e) HSR Act. The waiting period under the HSR Act shall have expired or terminated without adverse action by DOJ or the FTC to prevent the Closing and there shall not be pending any action instituted by the FTC or the DOJ under the HSR Act.

          (f) Legal Proceedings. No injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction shall be in effect that restrains or prohibits Meredith from consummating the transactions contemplated by this Agreement.

          (g) Deliveries. Post-Newsweek shall have made or stand willing to make all the deliveries to Meredith described in Section 12.1.

          (h) Licenses. Post-Newsweek shall be the holder of all WFSB Material Licenses. There shall not have been any modification of any WFSB License that could have a material adverse effect on the business of WFSB as presently conducted. Excluding any proceeding relating to the FCC Consent or disclosed on Schedule 7.14, no proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend or modify adversely any WFSB FCC License and that (1) is related specifically to Post-Newsweek, or the operation of WFSB by Post-Newsweek, and not to the television industry generally or similarly-situated television stations generally and not arising out of Meredith's qualifications, conduct or ownership of other stations in the market, (2) if decided adversely would have a material adverse effect on the ability of Meredith to operate WFSB's Business as presently conducted, and (3) has a reasonable likelihood of being decided adversely.

          (i) WCPX. The acquisition by Meredith of WCPX from First Media shall have been consummated.

          (j)  Closing Payment.   Post-Newsweek shall have paid to Meredith the
Closing Payment and the Escrow Agent shall have paid to Meredith the Escrow Amount as provided by Article 2.


                               ARTICLE 12
                           CLOSING DELIVERIES
                           ------------------

     12.1 Deliveries by Post-Newsweek. Prior to or on the Closing Date, Post-Newsweek shall deliver to Meredith the following, in form and substance reasonably satisfactory to Meredith and its counsel:

          (a) Conveyancing Documents. Duly executed assignments and other conveyancing documents that are sufficient to convey and vest good and, in the case of owned WFSB Real Property, marketable, title to the WFSB Assets to Meredith, free and clear of all liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens. Such documents shall include, but shall not be limited to, the following:

               (i)  assignment and assumption agreement;

               (ii) special warranty deeds in recordable form conveying fee simple title to all owned WFSB Real Property subject to Permitted Liens and without expanding the indemnity limitations set forth in this Agreement;

               (iii)  assignments of the leases for the leased WFSB Real
Property;

               (iv)  assignment and acceptance of the WFSB FCC Licenses; and

               (v)  bill of sale;

          (b) Officer's Certificate. (i) A certificate, dated as of the Closing Date, executed by an officer of Post-Newsweek, certifying to the fulfillment of the conditions set forth in Sections 11.2(a) and 11.2(b)(i); and
(ii) a copy of the certificate delivered by First Media pursuant to Section 8.2(b) of the First Media Agreement;

          (c) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by the Secretary of Post-Newsweek, certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors and shareholders (if required) of Post-Newsweek, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

          (d) Consents. A copy of any instrument evidencing any WFSB Consent received;

          (e) Releases. Any mortgage discharges or releases of liens that are necessary in order for the WFSB Assets to be free and clear of all liens, mortgages or security interests, other than the Permitted Liens;

          (f) Opinion of Counsel. An opinion of Post-Newsweek's counsel, which may be an employee of Post-Newsweek, dated as of the Closing Date, substantially in the form of Exhibit 12.1(f) hereto;

          (g) Good Standing Certificates. A certificate as to the organization and good standing of Post-Newsweek issued by the Secretary of State of the State of Delaware, dated not more than ten (10) days before the Closing Date, and certificates issued by an appropriate governmental authority as to the qualification of Post-Newsweek to do business in Connecticut, to the extent such certificates are available to foreign corporations under applicable state law;

          (h) Certain Real Property Documents. Standard documentation (including a certified copy of certain affidavits of Post-Newsweek) that may be reasonably requested of Post-Newsweek by Meredith in connection with Meredith obtaining title policies relating to the WFSB Real Property and any estoppel certificates that may have been obtained by Post-Newsweek relating to the WFSB Real Property leased to Post-Newsweek;

          (i) Employee Information. A list, dated no more than three (3) business days prior to Closing, of all of the employees of WFSB and their salaries and bonuses;

          (j) Assumption and Acceptance Agreements. Appropriate assumption and acceptance agreements pursuant to which Post-Newsweek shall assume and undertake to perform Meredith's obligations arising after Closing under the WCPX Assumed Contracts and accept the WCPX FCC Licenses, including the assumption and acceptance agreements referenced in Section 12.2 (a); and

          (k) Other. Such other documents as may reasonably be requested by Meredith.

     12.2 Deliveries by Meredith. Prior to or on the Closing Date, Meredith shall deliver to Post-Newsweek the following, in form and substance reasonably satisfactory to Post-Newsweek and its counsel:

          (a) Conveyancing Documents. Duly executed assignments and other conveyancing documents that are sufficient to convey and vest good and, in the case of owned WCPX Real Property, marketable, title to the WCPX Assets to Post-Newsweek, free and clear of all liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens. Such documents shall include, but shall not be limited to, the following:

               (i)  assignment and assumption agreement;

               (ii) special warranty deeds in recordable form conveying fee simple title to all owned WCPX Real Property subject to Permitted Liens and without expanding the indemnity limitations set forth in this Agreement;

               (iii)  assignments of the leases for the leased WCPX Real
Property;

               (iv)  assignment and acceptance of the WCPX FCC Licenses; and

               (v)  bill of sale;

          (b) Officer's Certificate. A certificate, dated as of the Closing Date, executed by an officer of Meredith, certifying to the fulfillment of the conditions set forth in Sections 11.1(a) and 11.1(b);

          (c) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by the Secretary of Meredith, certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of Meredith, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

          (d) Consents. A copy of any instrument evidencing any WCPX Consent received;

          (e) Releases. Any mortgage discharges or releases of liens that are necessary in order for the WCPX Assets to be free and clear of all liens, mortgages or security interests, other than the Permitted Liens;

          (f) Opinion of Counsel. An opinion of Meredith's counsel, which may be an employee of Meredith, dated as of the Closing Date, substantially in the form of Exhibit 12.2(f) hereto;

          (g) Good Standing Certificates. A certificate as to the organization and good standing of Meredith issued by the Secretary of State of the State of Iowa, dated not more than ten (10) days before the Closing Date, and certificates issued by an appropriate governmental authority as to the qualification of Meredith to do business in Florida, to the extent such certificates are available to foreign corporations under applicable state law;

          (h) Certain Real Property Documents. Standard documentation (including a certified copy of certain affidavits of Meredith) that may be reasonably requested of Meredith by Post-Newsweek in connection with Post-Newsweek obtaining title policies relating to the WCPX Real Property and any estoppel certificates that may have been obtained by Meredith relating to the WCPX Real Property leased to Meredith;

          (i) Employee Information. A list, dated no more than three (3) business days prior to Closing, of all of the employees of WCPX and their salaries and bonuses;

          (j) Assumption and Acceptance Agreements. Appropriate assumption and acceptance agreements pursuant to which Meredith shall assume and undertake to perform the Post-Newsweek's obligations arising after Closing under the WFSB Assumed Contracts and accept the WFSB FCC Licenses, including the assumption and acceptance agreements referenced in Section 12.1(a);

          (k) First Media Closing Documents. Copies of all conveyance instruments and other closing documents relating to WCPX and provided by First Media to Meredith at the closing under the First Media Agreement relating to WCPX; and

          (l) Other. Such other documents as may reasonably be requested by Post-Newsweek.


                               ARTICLE 13
                               TERMINATION
                               -----------

     13.1 Termination of Agreement. This Agreement may be terminated only as follows:

          (a) at any time by mutual written consent of Post-Newsweek and Meredith;

          (b) by either Post-Newsweek or Meredith, if either (i) the terminating party is not in default or breach in any material respect of its obligations under this Agreement, if the Closing hereunder has not taken place on or before January 23, 1998 (which date shall be extended to the same extent that such date, as referenced in Section 9.1 of the First Media Agreement, is extended pursuant to Section 6.13(e)(xi) of the First Media Agreement), except where Closing has been postponed, but not terminated, pursuant to the provisions of Section 4.1(a)(3), in which case the applicable date shall be upon the expiration of the 90 day period referred to in Section 4.1(a)(3) or
(ii) the First Media Agreement is terminated without consummation of the acquisition of WCPX thereunder;

          (c) by Post-Newsweek, if Post-Newsweek is not in default or breach in any material respect of its obligations under this Agreement, if all the conditions in Section 11.1 have not been satisfied or waived by the date scheduled for the Closing pursuant to Section 4.1 (as such date may be postponed pursuant to Section 4.1);

          (d) by Meredith, if Meredith is not in default or breach in any material respect of its obligations under this Agreement, if all the conditions set forth in Section 11.2 have not been satisfied or waived by the date scheduled for the Closing pursuant to Section 4.1 (as such date may be postponed pursuant to Section 4.1); or

          (e)  by Meredith or Post-Newsweek as provided by Section 10.11.

          Notwithstanding anything in this Section 13.1 to the contrary, if on January 23, 1998 (or any extended date as provided for hereunder in Section 4.1(a)(3)), the Closing has not occurred solely because any required notice period for Closing has not lapsed, such date shall be extended until the lapse of such period.

     13.2  Procedure and Effect of Termination.

          (a) In the event of termination of this Agreement by either or both of Post-Newsweek and/or Meredith pursuant to Section 13.1, prompt written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto, but subject to and without limiting any of the rights of the parties specified herein in the event a party is in default or breach in any material respect of its obligations under this Agreement. If this Agreement is terminated as provided herein:

               (1) None of the parties hereto nor any of their respective directors, officers, shareholders, employers, agents, or Affiliates shall have any liability or further obligation to the other party or any of their respective directors, officers, shareholders, employees, agents, or Affiliates pursuant to this Agreement with respect to which termination has occurred, except for Post Newsweek and Meredith (but not including Post-Newsweek's or Meredith's, directors, officers, shareholders, employers, agents, or Affiliates) as stated in Sections 10.2, 13.2(b) and 15.1 hereof; and

               (2) All filings, applications and other submissions relating to the transactions contemplated hereby as to which termination has occurred shall, to the extent practicable, be withdrawn from the agency or other person to which made.

          (b)  (1)  If both (x) this Agreement is terminated pursuant to
Section 13.1 by any party for any reason and (y)(i) Meredith shall be in breach in a material respect of any of its obligations, representations, warranties or covenants set forth in this Agreement or (ii) neither Post-Newsweek nor Meredith shall be in breach in a material respect of any of their obligations, representations, warranties or covenants set forth in this Agreement, then and in that event, the Escrow Amount shall be returned to Post-Newsweek and if Meredith shall be in breach in a material respect of any of its obligations, representations, warranties or covenants under this Agreement, Post-Newsweek shall have the right to pursue recovery of damages for breach of contract; provided, however that notwithstanding anything in this Agreement to the contrary, (i) except as expressly set forth in Section 14.3(b)(3) and in
Section 14.3(c), Meredith shall have no liability for, and Post-Newsweek waives and releases, and shall have no recourse against Meredith as a result of, any breach of the representation or warranty set forth in Section 6.5 or any breach of any of the representations and warranties set forth in Section 6.3, 6.4 or
6.11 with respect to a First Media Matter, and (ii) the aggregate liability of Meredith for a breach by it under this Agreement shall not exceed an amount equal to the Escrow Amount, and Post-Newsweek waives and releases, and shall have no recourse against Meredith for, any damages in excess of such amount.

               (2)  If both (x) this Agreement is terminated pursuant to
Section 13.1 by any party for any reason and (y) Post-Newsweek shall be in breach in a material respect of any of its obligations, representations, warranties or covenants set forth in this Agreement, then and in that event, Meredith shall have the right to receive the Escrow Amount as liquidated damages for and as the exclusive remedy of Meredith as a consequence of Post-Newsweek's default (which aggregate amount the parties agree is a reasonable estimate of the damages that will be suffered by Meredith and does not constitute a penalty, the parties hereby acknowledging the inconvenience and nonfeasibility of otherwise obtaining an adequate remedy);

               (3) Without limiting the generality of the foregoing, or any applicable law, neither Post-Newsweek, on the one hand, nor Meredith, on the other hand, may rely on the failure of any condition precedent set forth in
Section 11 to be satisfied as a ground for termination of this Agreement by such party if such failure was caused by such party's failure to act in good faith, or a breach of or failure to perform its representations, warranties, covenants or other obligations in accordance with the terms hereof.

     13.3 Attorneys' Fees. In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).


                               ARTICLE 14
               SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                   INDEMNIFICATION; CERTAIN REMEDIES
                   ---------------------------------

     14.1 Survival. The representations and warranties of Post-Newsweek and Meredith contained herein shall survive the Closing for a period of eighteen months after the date of the First Closing (as defined in the First Media Agreement) and shall terminate on the date such period ends, except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty (but not any others) shall survive until the resolution of such claim. Post-Newsweek's obligation to pay, perform or discharge the WCPX Assumed Liabilities and Meredith's obligation to pay, perform or discharge the WFSB Assumed Liabilities shall survive until paid, performed or discharged in full. Any claim for indemnification in respect of a covenant or agreement of Post-Newsweek or Meredith hereunder to be performed before the Closing shall be made before the expiration of the eighteen month anniversary of the Closing Date. The covenants and agreements of Post-Newsweek and Meredith contained herein to be performed in any respect after the Closing Date shall survive the Closing Date until fully discharged and performed.

     14.2 Indemnification by Post-Newsweek. (a) After the Closing, Post-Newsweek hereby agrees to indemnify, defend and hold Meredith harmless against and with respect to, and shall reimburse Meredith for:

          (1) Any and all losses, liabilities or damages resulting from any breach of any representation or warranty made pursuant to this Agreement, or any failure by Post-Newsweek to perform any covenant of Post-Newsweek set forth herein or in any certificate, document or instrument prepared by Post-Newsweek and delivered to Meredith hereunder;

          (2) Any failure by Post-Newsweek to pay, perform or discharge any and all liabilities of Post-Newsweek not assumed by Meredith pursuant to the terms hereof;

          (3) Any litigation, proceeding or claim by any third party arising from the business or operations of the WFSB Assets by Post-Newsweek prior to the Closing Date, except to the extent arising from obligations or liabilities that have been assumed by Meredith pursuant to this Agreement;

          (4) Any failure by Post-Newsweek to pay, perform or discharge any and all WCPX Assumed Liabilities or any other liabilities of, or assumed by, Post-Newsweek pursuant to this Agreement; and

          (5) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

For purposes of Section 14.2, such indemnity shall apply (x) regardless of whether Meredith had knowledge at any time of any breach or failure and (y) without giving effect to the qualifications set forth in Section 11.2(a)(3) or any other Material Adverse Change qualification.

     (b) Post-Newsweek's obligation to indemnify Meredith pursuant to Section 14.2(a) shall be subject to all of the following limitations:

          (1) No indemnification shall be required to be made by Post-Newsweek as the Indemnifying Party under Section 14.2(a) until the aggregate amount of damages of Meredith as Claimant exceeds the Basket Amount and then only with respect to the amount of such damages in excess of the Basket Amount; provided, however, that such limitation shall not apply to claims made by Meredith with respect to (A) adjustments to the Closing Payment, or (B) defaults under any leases pursuant to which any of the leasehold WFSB Real Property included in the WFSB Assets is leased by Post-Newsweek and with respect to which estoppel certificates were not obtained at or prior to Closing.

          (2) Meredith shall be entitled to indemnification only for those damages arising with respect to any claim as to which Meredith has given Post-Newsweek written notice within the appropriate time period set forth in Section
14.1 hereof for such claim.

          (3) Following the Closing, the sole and exclusive remedy for Meredith for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the operations of WFSB shall be a claim for indemnification pursuant to this Section 14.

          (4) Anything in this Agreement or any applicable law to the contrary notwithstanding, it is understood and agreed by Meredith that, other than with respect to Post-Newsweek (but not including any director, officer, employee, agent or Affiliate of Post-Newsweek) as expressly provided for in Section 14.2(b), no director, officer, employee, agent or Affiliate of Post-Newsweek shall have (i) any personal liability to Meredith as a result of the breach of any representation, warranty, covenant or agreement of Post-Newsweek contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of WFSB or (ii) any personal obligation to indemnify Meredith for any of Meredith's claims pursuant to Section 14.2(a) and Meredith waives and releases and shall have no recourse against any of such parties described in this Section 14.2(b)(5) as a result of the breach of any representation, warranty, covenant or agreement of Post-Newsweek contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of WFSB.

          (5) Notwithstanding anything contained in this Agreement or applicable law to the contrary, Meredith agrees that following the Closing the aggregate liability of Post-Newsweek with respect to any claim or claims for indemnification hereunder for any reason other than a breach of any representation or warranty set forth in Section 7.1, 7.2, 7.3 or 7.27 shall be limited to $10,000,000 (the "Post-Newsweek Indemnification Amount") (and for all reasons, including a breach of any representation or warranty set forth in
Section 7.1, 7.2, 7.3 or 7.27, shall be limited to $159,000,000), and Meredith waives and releases, and shall have no recourse against Post-Newsweek for, any claims or damages in excess of the Post-Newsweek Indemnification Amount (or, to the extent expressly set forth above, such greater amount) that result from any breach of any representation, warranty, covenant or agreement of Post-Newsweek contained herein or otherwise arise out of or in connection with the transactions contemplated hereby or the operations of WFSB. On the nine month anniversary of the First Closing Date (as defined in the First Media Agreement), the Post-Newsweek Indemnification Amount shall be reduced by $5,000,000 minus the sum of (i) the amount of any claims previously paid to Meredith pursuant to this Section 14.2 and (ii) an amount sufficient to satisfy any claims pending on such date made by Meredith with respect to indemnification under this Section 14.2.

     14.3 Indemnification by Meredith. (a) After the Closing, Meredith hereby agrees to indemnify, defend and hold Post-Newsweek harmless against and with respect to, and shall reimburse Post-Newsweek for:

          (1) Any and all losses, liabilities or damages resulting from any breach of any representation or warranty made pursuant to this Agreement, or any failure by Meredith to perform any covenant of Meredith set forth herein or in any certificate, document or instrument prepared by Meredith and delivered to Post-Newsweek hereunder;

          (2) Any failure by Meredith to pay, perform or discharge any and all liabilities of Meredith not assumed by Post-Newsweek pursuant to the terms hereof;

          (3) Any litigation, proceeding or claim by any third party arising from the business or operations of the WCPX Assets by Meredith prior to the Closing Date, except to the extent arising from obligations or liabilities that have been assumed by Post-Newsweek pursuant to this Agreement;

          (4) Any failure by Meredith to pay, perform or discharge any and all WFSB Assumed Liabilities or any other liabilities of, or assumed by, Meredith pursuant to this Agreement; and

          (5) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

For purposes of Section 14.3, such indemnity shall apply (x) regardless of whether Post-Newsweek had knowledge at any time of any breach or failure and
(y) without giving effect to the qualifications set forth in Section 11.1(a)(3) or any other Material Adverse Change qualification.

     (b) Meredith's obligation to indemnify Post-Newsweek pursuant to Section 14.3(a) shall be subject to all of the following limitations:

          (1) No indemnification shall be required to be made by Meredith as the Indemnifying Party under Section 14.3(a) until the aggregate amount of damages of Post-Newsweek as Claimant exceeds the Basket Amount and then only with respect to the amount of such damages in excess of the Basket Amount; provided, however, that such limitation shall not apply to claims made by Post-Newsweek with respect to (A) adjustments to the Closing Payment, (B) payments made by Post-Newsweek under Section 10.8(f) hereof, or (C) defaults under any leases pursuant to which any of the leasehold WCPX Real Property included in the WCPX Assets is leased by Meredith and with respect to which estoppel certificates were not obtained at or prior to Closing.

          (2) Post-Newsweek shall be entitled to indemnification only for those damages arising with respect to any claim as to which Post-Newsweek has given Meredith written notice within the appropriate time period set forth in
Section 14.1 hereof for such claim.

          (3) If Meredith is obligated to indemnify Post-Newsweek hereunder with respect to any breach of the representation and warranty set forth in
Section 6.5, or any breach of any of the representations and warranties set forth in Section 6.3, 6.4 or 6.11 with respect to a First Media Matter, then, except as provided in Section 14.3(c), Meredith's indemnification obligation shall be limited to (i) permitting Post-Newsweek to make, in the name and on behalf of Meredith, using counsel selected by Post-Newsweek, and at the expense of Post-Newsweek, a claim against First Media subject to and in accordance with
Section 10 of the First Media Agreement and with the Indemnification Fund Agreement, (ii) at Post-Newsweek's expense, taking all actions reasonably requested by Post-Newsweek in order to advance, prosecute and collect on such claim, and (iii) paying or providing to Post-Newsweek the proceeds or other benefits received by Meredith in respect of such claim. Meredith and Post-Newsweek shall cooperate with each other in making any such claim, and both shall comply with the terms and procedures set forth in Section 10 of the First Media Agreement and the Indemnification Fund Agreement in connection therewith. Notwithstanding anything contained in this Agreement or applicable law to the contrary, Post-Newsweek's sole recourse with respect to any breach by Meredith of the representation and warranty set forth in Section 6.5 or any breach by Meredith of any of the representations and warranties set forth in Sections 6.3, 6.4 or 6.11 with respect to a First Media Matter, shall be as set forth in this Section 14.3(b)(3) and in Section 14.3(c), and Post-Newsweek waives and releases all other claims (whether framed in tort, contract or otherwise) arising out of such a breach.

          (4) Following the Closing, the sole and exclusive remedy for Post-Newsweek for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the operations of WCPX shall be a claim for indemnification pursuant to this Section 14.

          (5) Anything in this Agreement or any applicable law to the contrary notwithstanding, it is understood and agreed by Post-Newsweek that, other than with respect to Meredith (but not including any director, officer, employee, agent or Affiliate of Meredith) as expressly provided for in Section 14.3(b), no director, officer, employee, agent or Affiliate of Meredith shall have (i) any personal liability to Post-Newsweek as a result of the breach of any representation, warranty, covenant or agreement of Meredith contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of WCPX or (ii) any personal obligation to indemnify Post-Newsweek for any of Post-Newsweek's claims pursuant to Section 14.3(a) and Post-Newsweek waives and releases and shall have no recourse against any of such parties described in this Section 14.3(b)(5) as a result of the breach of any representation, warranty, covenant or agreement of Meredith contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of WCPX.

          (6) Notwithstanding anything contained in this Agreement or applicable law to the contrary, Post-Newsweek agrees that following the Closing the aggregate liability of Meredith (including the amount of all proceeds or benefits received by Meredith from the First Media Indemnification Fund that Meredith pays or provides Post-Newsweek as required by Section 14.3(b)(3) of this Agreement) with respect to any claim or claims for indemnification hereunder for any reason other than a breach of any representation or warranty set forth in Section 6.1, 6.2, 6.3, 6.4 or 6.6, shall be limited to $10,000,000 (the "Meredith Indemnification Amount") (and for all reasons, including a breach of any representation or warranty set forth in Section 6.1, 6.2, 6.3,
6.4 or 6.6, shall be limited to $219,000,000), and Post-Newsweek waives and releases, and shall have no recourse against Meredith for, any claims or damages in excess of the Meredith Indemnification Amount (or, to the extent expressly set forth above, such greater amount) that result from any breach of any representation, warranty, covenant or agreement of Meredith contained herein, or otherwise arise out of or in connection with the transactions contemplated hereby or the operations of WCPX. On the nine month anniversary of the First Closing Date (as defined in the First Media Agreement), the Meredith Indemnification Amount shall be reduced by $5,000,000 minus the sum of
(i) the amount of any claims previously paid to Post-Newsweek pursuant to this
Section 14.3 and (ii) an amount sufficient to satisfy any claims pending on such date made by Post-Newsweek with respect to indemnification under this
Section 14.3.

          (c) First Media Indemnification Fund. The First Media Agreement provides that payment of any claim for indemnification thereunder, for whatever reason, is limited to, and is only to be made from, the Indemnification Amount as such amount is reduced in accordance with the Indemnification Fund Agreement and, except for claims against the Indemnification Amount, after closing, all other claims are waived and there is no recourse against First Media. With respect to claims for indemnification under the First Media Agreement, Meredith and Post-Newsweek agree as follows:

          (i) Meredith and Post-Newsweek shall allocate the indemnification rights under the First Media Agreement in a manner that gives effect to the principle that (A) as between the parties to this Agreement and First Media, First Media's indemnification obligations under the First Media Agreement shall not be limited, and each of Meredith and Post-Newsweek shall be entitled to obtain payments from the Indemnification Amount to which it is entitled without delay, and (B) as between Meredith and Post-Newsweek, if the Indemnification Amount is not sufficient to pay all Meredith Claims and Post-Newsweek Claims, the indemnification rights under the First Media Agreement shall be allocated as set forth below;

          (ii) if the aggregate amount of all Meredith Claims and Post-Newsweek Claims exceeds the First Media Indemnification Payments, then (A) to the extent that either party's Damages are less than one-half of the First Media Indemnification Payments, such party shall be entitled to the full amount of its Damages, and the other party shall be entitled to the balance of the First Media Indemnification Payments, and (B) to the extent that both party's Damages exceed one-half of the First Media Indemnification Payments, each party shall be entitled to one-half of the First Media Indemnification Payments, and in either case Meredith or Post-Newsweek shall pay to the other any First Media Indemnification Payments received by it in excess of the amount to which such party is entitled hereunder (such payment being referred to herein as a "Reimbursement Payment");

          (iii) if a Reimbursement Payment is payable, such payment shall be made promptly upon determination thereof, and, in any event, Meredith and Post-Newsweek shall conduct a final settlement of such matters, and any required Reimbursement Payment shall be made no later than thirty days after the later of (A) the date the Indemnification Fund is reduced to zero, and (B) the Claim Expiration Date;

          (iv) for purposes of determining whether a Reimbursement Payment is due, if the Indemnification Fund is reduced to zero prior to the Claim Expiration Date, then Meredith Claims shall be deemed timely made if submitted in writing to Post-Newsweek prior to the Claim Expiration Date, and Post-Newsweek Claims shall be deemed timely made if submitted in writing to Meredith prior to the Claim Expiration Date; and

          (v) each party shall make available to the other party upon request, on a confidential basis and solely for purposes of determining whether a Reimbursement Payment is due, all information reasonably necessary to determine the existence and amount of Meredith Claims and Post-Newsweek Claims.

     (d) As used herein, the following terms shall have the following meanings:

     "Claim Expiration Date" means the date eighteen months after the date of the First Closing (as defined in the First Media Agreement).

     "Damages" means (i) with respect to Post-Newsweek, the damages identified in Post-Newsweek Claims and (ii) with respect to Meredith, the damages identified in Meredith Claims.

     "First Media Indemnification Payments" means the aggregate amount of all payments from the Indemnification Amount.

     "Indemnification Amount" shall have the meaning set forth in the First Media Agreement.

     "Indemnification Fund" shall have the meaning set forth in the Indemnification Fund Agreement.

     "Indemnification Fund Agreement" shall have the meaning set forth in the First Media Agreement.

     "Meredith Claims" means all claims, other than Post-Newsweek Claims, that are timely made (as provided herein) for which Meredith would be entitled to indemnification under the First Media Agreement if there were no limit on the amount of such claims.

     "Post-Newsweek Claims" means all claims that are timely made (as provided herein) for which Post-Newsweek would be entitled to indemnification under the First Media Agreement (as provided in Section 14.3(b)(3) hereof) if there were no limit on the amount of such claims.

     14.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

          (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim, the amount thereof, estimated in good faith, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification claim shall have occurred. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten business days after written notice of such action, suit, or proceeding was given to Claimant.

          (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim, subject to the terms hereof (including Sections 14.2(b) and 14.3(b)) and the terms of, and procedures set forth in, the Indemnification Fund Agreement. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity, as applicable, subject to the limitations of Sections 14.2(b) and 14.3(b).

          (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, then the Claimant may defend through counsel of its own choosing and (so long as it gives the Indemnifying Party at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the Indemnifying Party to then undertake the defense thereof) settle such claim, action or suit, and to recover from the Indemnifying Party the amount of such settlement or of any judgment and the costs and expenses of such defense. The Indemnifying Party shall not compromise or settle any third party claim, action or suit without the prior written consent of the Claimant, which consent will not be unreasonably withheld or delayed.

          (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

          (e) Subject to the limitations set forth herein and without expanding the total liability of Post-Newsweek or Meredith hereunder, the indemnification rights provided in Section 14.2 and Section 14.3 shall extend to the shareholders, officers, directors, employees, agents and Affiliates of any Claimant although for the purpose of the procedures set forth in this
Section 14.4, any indemnification claims by such parties shall be made by and through the Claimant.

                               ARTICLE 15
                              MISCELLANEOUS
                              -------------

     15.1 Expenses. Except as otherwise provided in this Agreement, each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, provided, however, that all transfer taxes, recordation taxes, sales taxes and document stamps in connection with the purchase and sale of WCPX shall be paid by Post-Newsweek and all transfer taxes, recordation taxes, sales taxes and document stamps in connection with the purchase and sale of WFSB shall be paid by Meredith. The parties shall each pay one-half of the following: (i) all FCC and HSR Act filing fees incurred in connection with the transactions contemplated in this Agreement and (ii) the appraisal fee of the appraiser retained in accordance with Section 2.7.

     15.2 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery or on the third day after deposit in the U.S. mail, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the day after delivery to a nationally recognized overnight courier service for next morning delivery, or by fax transmission with confirmed receipt by the other party, and shall be addressed to the following addresses, or to such other address as any party may request, pursuant to this Section:

(i)  if to Meredith, to:      Meredith Corporation
                              1716 Locust Street
                              Des Moines, Iowa  50309-3023
                              Attention:  Mr. William T. Kerr
                              Facsimile:  (515) 284-3548

and                           Meredith Corporation
                              1716 Locust Street
                              Des Moines, Iowa  50309-3023
                              Attention:  Thomas L. Slaughter, Esq.
                              Facsimile:  (515) 284-3933
with a copy (which shall      Wiley, Rein & Fielding
not constitute notice) to:    1776 K Street, N.W.
                              Washington, D.C.  20006
                              Attention:  James R. Bayes, Esq.
                              Facsimile:  (202) 429-7049

(ii) if to Post-Newsweek, to:

                              Post-Newsweek Stations, Connecticut, Inc.
                              3 Constitution Plaza
                              Hartford, CT  06103
                              Attn: G. William Ryan
                              Facsimile: (860) 493-2490

and                           Post-Newsweek Stations, Connecticut, Inc.
                              3 Constitution Plaza
                              Hartford, CT  06103
                              Attn:  Robert Branson, Esq.
                              Facsimile:  (860) 493-2490

and                           The Washington Post Company
                              1150 15th Street, N.W., 8th Floor
                              Washington, D.C.  20071
                              Attn:  Diana Daniels, Esq.
                              Facsimile:  (202) 334-1031

with a copy (which shall      Covington & Burling
not constitute notice) to:    1201 Pennsylvania Avenue, N.W.
                              Washington, D.C.  20044-7566
                              Attn:  Michael Cutler, Esq.
                              Facsimile:  (202) 662-6291



     15.3 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign this Agreement without the prior written consent of the other party.

     15.4 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time prior to, at and after the Closing Date, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all such actions and to do or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the purchase and sale contemplated by this Agreement and the consummation of the other transactions contemplated hereby, including executing and delivering such documents as the other party being advised by counsel shall reasonably request in connection with the consummation of this Agreement and the consummation of the other transactions contemplated hereby, including, without limitation, the execution and delivery of any and all confirmatory and other instruments, in addition to those to be delivered on the Closing Date.

     15.5 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Georgia without giving effect to the choice of law provisions thereof.

     15.6 Entire Agreement. This Agreement and the schedules and exhibits hereto and the ancillary documents provided for herein embody the entire agreement and understanding of the parties hereto relating to the matters provided for herein and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

     15.7 Amendments and Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 15.7.

     15.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     15.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

     15.10 Post-Newsweek Parent Guarantee. In consideration of Meredith's execution and delivery of this Agreement and Meredith's agreement to perform the transaction contemplated hereby, the Post-Newsweek Parent hereby guarantees Post-Newsweek's full, complete and timely performance of and compliance with all of its covenants, agreements and obligations set forth herein. The Post-Newsweek Parent agrees that no formal change, amendment, modification or waiver of any term or condition hereof, no extension in whole or in part of the time for the performance by Post-Newsweek of any of its obligations hereunder, and no settlement, compromise, release, surrender, modification or impairment of, or exercise or failure to exercise any claim, right or remedy of any kind or nature in connection herewith, shall affect, impair or discharge, in whole or in part, the liability of the Post-Newsweek Parent for the full prompt and unconditional performance of the obligations of Post-Newsweek under this Agreement. The obligations of the Post-Newsweek Parent hereunder are absolute and unconditional, irrespective of any circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The liability of the Post-Newsweek Parent hereunder shall be direct and not conditional or contingent upon the pursuit of any remedies against Post-Newsweek. Meredith may at its option proceed in the first instance against the Post-Newsweek Parent to collect any obligation hereunder without first proceeding against Post-Newsweek. The guarantee of the Post-Newsweek Parent hereunder shall be deemed a continuing guarantee, and the above consent and waiver of the Post-Newsweek Parent shall remain in full force and effect until the obligations of Post-Newsweek under this Agreement are fully paid and discharged or terminate in accordance with the terms hereof.









                        [SIGNATURE PAGE FOLLOWS]

               SIGNATURE PAGE TO ASSET EXCHANGE AGREEMENT
               ------------------------------------------




     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


MEREDITH:               MEREDITH CORPORATION


                        By:     /s/ William T. Kerr
                                -------------------
                        Name:   William T. Kerr
                        Title:  President and CEO



POST-NEWSWEEK:          POST-NEWSWEEK STATIONS, CONNECTICUT, INC.


                        By:     /s/ Catherine R. Nierle
                                -----------------------
                        Name:   Catherine R. Nierle
                        Title:  Vice President, Business Affairs




FOR PURPOSES OF SECTIONS 10.12 AND 15.10 ONLY:


                        POST-NEWSWEEK STATIONS, INC.


                        By:     /s/ Catherine R. Nierle
                                -----------------------
                        Name:   Catherine R. Nierle
                        Title:  Vice President, Business Affairs

                        WCPX/WFSB EXCHANGE AGREEMENT
                        ----------------------------

                                 APPENDIX A
                                 ----------

                                 DEFINITIONS
                                 -----------

     "Affiliate" means, with respect to any Person any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

     "Applicable Environmental Laws" means, with respect to each Station, any and all laws, statutes, regulations, and judicial interpretations thereof of the United States, of any state in which the Station Assets, or any portion thereof, or the business of the Station, are located, and of any other government or quasi-government authority having jurisdiction, that relate to the prevention, abatement and elimination of pollution and/or protection of the environment, including, but not limited to, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and the Hazardous Materials Transportation Act, together with all state statutes serving any similar or related purposes, as in effect on or before the Closing Date.

     "Basket Amount" means $375,000 less the amount of damages that (i) reduce the deductible under Section 10.2(b)(1) of the First Media Agreement and (ii) do not relate to WCPX.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Communications Act" means the Communications Act of 1934, as amended.

      "Effective Time" means 12:01 a.m. Eastern Time on the Closing Date.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" means Norwest Bank Iowa, N.A.

     "Escrow Amount" means the sum of the Escrow Deposit and all interest or earnings accrued thereon.

     "Escrow Deposit" means the sum of Six Million Dollars ($6,000,000).

     "First Media License Subsidiary" means WCPX License Partnership, a Delaware general partnership, in which First Media is a 99.9% general partner.

     "First Media Matter" means (i) a matter relating to WCPX or the acquisition thereof by Meredith under the First Media Agreement, including without limitation a matter relating to the WCPX Assumed Contracts or any other WCPX Assumed Liabilities, the WCPX FCC Licenses or other WCPX Assets or WCPX's Business, except to the extent such matter relates to the period, if any, of ownership of WCPX by Meredith, or (ii) a matter relating to First Media or the First Media License Subsidiary.

     "Hazardous Substance" means any substance now or hereafter designated pursuant to Section 307(a) and 311(b)(2)(A) of the federal Clean Water Act, 33 USCA '' 1317(a), 1321(b)(2)(A), Section 112 of the federal Clean Air Act, 42 USCA ' 3412, Section 3001 of the federal Resource Conversation and Recovery Act, 42 USCA ' 6921, Section 7 of the federal Toxic Substances Control Act, 15 USCA ' 2606, or Section 101(14) and Section 102 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USCA '' 9601(14), 9602, as amended by the Superfund Amendments and Reorganization Act of 1986.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Permitted Liens" means (a) liens for taxes not yet due and payable; (b) landlord's liens and liens for property taxes not delinquent; (c) statutory liens that were created in the ordinary course of business not delinquent; (d) restrictions or rights granted to governmental authorities under applicable law; (e) zoning, building, or similar restrictions relating to or affecting property; (f) all matters of record disclosed on Schedule 3.5 of the First Media Agreement (with respect to WCPX) or Schedule 7.5 (with respect to WFSB) as "continuing", including leasehold interests in real property owned by others and operating leases for personal property and leased interests in property leased to others; (g)(1) liens or encumbrances on the WFSB Real Property or WCPX Real Property, as the case may be, currently of record (excluding, however, any mortgage, deed to secure debt, deed of trust, security agreement, judgment, lien or statutory claim of lien or any other title exception or defect that is monetary in nature, Post-Newsweek hereby agreeing to pay and satisfy of record any such title defect or exception with respect to WFSB and Meredith hereby agreeing to pay and satisfy, or cause First Media to pay and satisfy, of record any such title defect or exception with respect to WCPX) and
(2) other liens or encumbrances on the WFSB Real Property or WCPX Real Property, as the case may be, that do not materially affect the current use and enjoyment thereof in the operation of the WFSB Assets or WCPX Assets, as the case may be, and (i) with respect to WFSB, the WFSB Assumed Liabilities, and with respect to WCPX, the WCPX Assumed Liabilities.

     "Person" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

     "Station" means either WFSB or WCPX, as the context requires.

     "Station Assets" means either the WFSB Assets or the WCPX Assets, as the context requires.

     "Tax" means any federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

     "WCPX Accounts Receivable" means the rights of WCPX as of the Closing Date to payment for the sale of advertising time and other goods and services by WCPX prior to the Closing Date.

     "WCPX Assets" means that assets to be transferred or otherwise conveyed by Meredith to Post-Newsweek under this Agreement, as specified in Section 2.1.

     "WCPX Assumed Contracts" means (a) all WCPX Contracts listed on Schedules 3.5, 3.7 and 3.13 of the First Media Agreement, and all WCPX Contracts of the type described in Sections 3.5, 3.7 and 3.13 of the First Media Agreement that are not required to be listed thereon pursuant to the exceptions set forth in such Sections; (b) WCPX Contracts entered into with advertisers for the sale of advertising time for cash or production services in the ordinary course of business; (c) any WCPX Contracts entered into between the date of the First Media Agreement and the date of this Agreement that Meredith has agreed in writing to assume, all of which are listed on Schedule 3.7 to this Agreement, and those entered into between the date of this Agreement and the Closing Date that Post-Newsweek agrees in writing to assume, and (d) other WCPX Contracts entered into between the date of the First Media Agreement and the date of this Agreement in compliance with Section 5.1 of the First Media Agreement, and those entered into between the date of this Agreement and the Closing Date in compliance with Article 8 of this Agreement; provided that WCPX Assumed Contracts shall in no event include WCPX Excluded Contracts.

     "WCPX Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the WCPX Assets to Post-Newsweek or otherwise to consummate the transactions contemplated by this Agreement.

     "WCPX Contracts" means all contracts, leases, non-governmental licenses and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) of First Media or Meredith or to which First Media or Meredith is a party or that are binding upon First Media or Meredith and that relate to or affect the WCPX Assets or the business or operations of WCPX, and
(a) that are in effect on the date of this Agreement or (b) that are entered into between the date of this Agreement and the Closing Date, but excluding any WCPX Contracts that terminate between the date of this Agreement and the Closing Date.

      "WCPX FCC Licenses" means those WCPX Licenses issued by the FCC to Meredith in connection with the business and operations of WCPX, including those to be assigned by First Media to Meredith under the First Media Agreement.

     "WCPX Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, computer programs and computer license interests to the extent owned by and transferable by Meredith, patents, permits, jingles, proprietary information, technical information and data, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Meredith or under which Meredith is licensed or franchised and that are used or useful in the business and operations of WCPX, together with any additions thereto between the date of this Agreement and the Closing Date, including those to be acquired under the First Media Agreement.

     "WCPX Licenses" means all licenses, permits, construction permits and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Meredith, currently in effect and used in connection with the conduct of the business or operations of WCPX, together with any additions thereto between the date of this Agreement and the Closing Date, including those to be acquired under the First Media Agreement.

     "WCPX Material Adverse Change" means a material adverse change in Meredith's financial condition, taken as a whole, or of the WCPX Assets, taken as a whole (provided that the foregoing shall not include any material adverse change attributable to (a) factors affecting the television industry generally,
(b) general national, regional or local economic or financial conditions, (c) governmental or legislative laws, rules or regulations, or (d) actions taken by Post-Newsweek or any Affiliate of Post-Newsweek.

     "WCPX Material Licenses" means the Material Licenses under the First Media Agreement that are used in the operation of WCPX.

     "WCPX Real Property" means (a) all fee estates in real property, and all buildings and other improvements thereon, owned or held by Meredith that are used or useful in the business or operations of WCPX; and (b) leases of any real property under which Meredith is the lessee that are used in the business or operations of WCPX, together with any additions thereto between the date of this Agreement and the Closing Date, including those to be acquired under the First Media Agreement.

     "WCPX Required Consents" means the Required Consents under the First Media Agreement that relate to WCPX.

     "WCPX's Business" means the businesses currently conducted by WCPX, taken as a whole, including the WCPX Assets and operations thereof and the WCPX Assumed Liabilities to be sold or assumed pursuant to this Agreement.

     "WCPX Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, office equipment, plant, inventory, spare parts and other tangible personal property owned or held by Meredith that is used or useful in the conduct of the business or operations of WCPX, together with any additions thereto between the date of this Agreement and the Closing Date.

     "WFSB Accounts Receivable" means the rights of WFSB as of the Closing Date to payment for the sale of advertising time and other goods and services by WFSB prior to the Closing Date.

     "WFSB Assets" means the assets to transferred or otherwise conveyed by Post-Newsweek to Meredith under this Agreement, as specified in Section 2.3.

     "WFSB Assumed Contracts" means (a) all WFSB Contracts listed on Schedules 7.5, 7.7 and 7.13, and all WFSB Contracts of the type described in Sections 7.5, 7.7 and 7.13 that are not required to be listed thereon pursuant to the exceptions set forth in such Sections; (b) WFSB Contracts entered into with advertisers for the sale of advertising time for cash or production services in the ordinary course of business; (c) any WFSB Contracts entered into by Post-Newsweek between the date of this Agreement and the Closing Date that Meredith agrees in writing to assume, and (d) other WFSB Contracts entered into by Post-Newsweek between the date of this Agreement and the Closing Date in compliance with Section 9.1; provided that WFSB Assumed Contracts shall in no event include WFSB Excluded Contracts.

     "WFSB Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the WFSB Assets to Meredith or otherwise to consummate the transactions contemplated by this Agreement.

     "WFSB Contracts" means all contracts, leases, non-governmental licenses and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) of Post-Newsweek or to which Post-Newsweek is a party or that are binding upon Post-Newsweek and that relate to or affect the WFSB Assets or the business or operations of WFSB, and (a) that are in effect on the date of this Agreement or (b) that are entered into by Post-Newsweek between the date of this Agreement and the Closing Date, but excluding any WFSB Contracts that terminate between the date of this Agreement and the Closing Date.

     "WFSB Employee Plan" any retirement, severance, medical, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which either of Post-Newsweek or any entity related to Post-Newsweek (under the terms of Sections 414 (b) or (c) of the Code) contributes or which either of Post-Newsweek or any entity related to Post-Newsweek (under the terms of Sections 414 (b) or (c)of the Code) sponsors or maintains.

     "WFSB FCC Licenses" means those WSFB Licenses issued by the FCC to Post-Newsweek in connection with the business and operations of WFSB.

     "WFSB Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, computer programs and computer license interests to the extent owned by and transferable by Post-Newsweek, patents, permits, jingles, proprietary information, technical information and data, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Post-Newsweek or under which Post-Newsweek is licensed or franchised and that are used or useful in the business and operations of WFSB, together with any additions thereto between the date of this Agreement and the Closing Date.

     "WFSB Licenses" means all licenses, permits, construction permits and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Post-Newsweek, currently in effect and used in connection with the conduct of the business or operations of WFSB, together with any additions thereto between the date of this Agreement and the Closing Date.

     "WFSB Material Adverse Change" means a material adverse change in Post-Newsweek's financial condition, taken as a whole, or of the WFSB Assets, taken as a whole (provided that the foregoing shall not include any material adverse change attributable to (a) factors affecting the television industry generally,
(b) general national, regional or local economic or financial conditions, (c) governmental or legislative laws, rules or regulations, or (d) actions taken by Meredith or any Affiliate of Meredith.

     "WFSB Real Property" means (a) all fee estates in real property, and all buildings and other improvements thereon, owned or held by Post-Newsweek that are used or useful in the business or operations of WFSB; and (b) leases of any real property under which Post-Newsweek is the lessee, together with any additions thereto between the date of this Agreement and the Closing Date.

     "WFSB Required Consents" means such WFSB Consents as listed on Schedule
7.3 that are designated with a double asterisk.

     "WFSB's Business" means the businesses currently conducted by WFSB, taken as a whole, including the WFSB Assets and operations thereof and the WFSB Assumed Liabilities to be sold or assumed pursuant to this Agreement.

     "WFSB Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, office equipment, plant, inventory, spare parts and other tangible personal property owned or held by Post-Newsweek that is used or useful in the conduct of the business or operations of WFSB, together with any additions thereto between the date of this Agreement and the Closing Date.

     "WFSB Tax Return" means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing required to be submitted by Post-Newsweek relating to WFSB to any governmental authority with respect to any Tax.




                      WCPX/WFSB EXCHANGE AGREEMENT
                      ----------------------------

                               SCHEDULES
                               ---------


     The attached Schedules constitute the Schedules to the Exchange Agreement dated as of June 2, 1997, by and between Post-Newsweek Stations, Connecticut, Inc. and Meredith Corporation. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Exchange Agreement.

     The Schedules are qualified in their entirety by reference to the provisions of the Exchange Agreement and are not intended to constitute, and shall not constitute, representations or warranties of the either party except and to the extent provided for in the Exchange Agreement. Certain information may be included that is not strictly required by the terms of the Exchange Agreement and is included for informational purposes only and inclusion of any information shall not be construed as an admission that such information is material to the business, operation or financial condition of either party or that such information (or information of a similar nature) is required to be disclosed under the terms of the Exchange Agreement. Additionally, except as otherwise expressly stated herein, no disclosures are made in these Schedules as to any matters that arise out of or relate to any WFSB Excluded Asset, WCPX Excluded Asset, WFSB Excluded Contract or WCPX Excluded Contract and the failure to make such disclosure shall not be and shall not result in a breach, default or misrepresentation under any representation, warranty, covenant or agreement set forth in the Exchange Agreement or the agreements or documents relating thereto.

        WCPX Schedules                          WFSB Schedules
-------------------------------     -----------------------------------

 3.7   Contracts                    2.4(g)  Excluded Contracts
 6.1   Qualifications               2.4(k)  Excluded Assets
 6.8   Claims and Legal Actions     7.1     Qualifications
 6.9   Environmental                7.3     Consents
10.1   Certain Leased Assets        7.4     Governmental Licenses
                                    7.5     Real Property
                                    7.6     Tangible Personal Property
                                    7.7     Contracts
                                    7.8     Intangibles
                                    7.9     Financial Statements
                                    7.10    Taxes
                                    7.11    Insurance
                                    7.13    Personnel
                                    7.14    Claims and Legal Actions
                                    7.16    Business in Ordinary Course
                                    7.17    Environmental
                                    7.19    Affiliate Transactions
                                    7.21    Employee Benefits
                                    9.1     Certain Changes


                      WCPX/WFSB EXCHANGE AGREEMENT
                      ----------------------------

                                EXHIBITS
                                --------


                    2.5       Escrow Agreement
                    12.1(f)   Opinion of Post-Newsweek's Counsel
                    12.2(f)   Opinion of Meredith's Counsel